UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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GREAT WESTERN BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GREAT WESTERN BANCORP, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 9, 2015
To the Stockholders of Great Western Bancorp, Inc.:
You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Great Western Bancorp, Inc., to be held at the Hyatt Regency Scottsdale Resort, 7500 East Doubletree Ranch Road, Arizona Ballroom VII, Scottsdale, Arizona, on Monday, February 9, 2015, at 10:00 a.m. Mountain Standard Time, for the following purposes:
1. To elect the three nominees for director named in this Proxy Statement to hold office until the 2018 Annual Meeting of Stockholders;
2. To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for fiscal year 2015; and
3. To transact such other business as may properly come before the meeting and any adjournment thereof.
The Record Date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournment thereof, was the close of business on December 12, 2014. A list of stockholders entitled to vote at the 2015 Annual Meeting will be available for inspection upon request of any stockholder for a purpose germane to the meeting at our principal executive offices at 100 N. Phillips Ave., Sioux Falls, South Dakota 57104 during the ten days prior to the meeting, during ordinary business hours, and at the Hyatt Regency Scottsdale Resort, 7500 East Doubletree Ranch Road, Arizona Ballroom VII, Scottsdale, Arizona, during the meeting.
We encourage you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote either by completing the accompanying proxy card and returning it in the enclosed postage-paid envelope or by Internet or telephone voting. The instructions printed on your proxy card describe how to use these convenient services.
By order of the Board of Directors,
Donald J. Straka
Corporate Secretary

January 5, 2015

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT
THAT YOU VOTE BY ONE OF THE METHODS NOTED ABOVE.

GREAT WESTERN BANCORP, INC.
100 N. Phillips Ave.
Sioux Falls, South Dakota 57104

PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MONDAY, FEBRUARY 9, 2015

These proxy materials are furnished in connection with the solicitation by the Board of Directors (the “Board” with individual members of the Board being referred to herein as a “director”) of Great Western Bancorp, Inc., a Delaware corporation, of proxies to be voted at the 2015 Annual Meeting of Stockholders of the Company and at any adjournment of such meeting (the “Annual Meeting”). This Proxy Statement (this “Proxy Statement”), together with the Notice of Annual Meeting and proxy card, is first being mailed to stockholders on or about January 5, 2015.
In connection with our initial public offering (the “Offering”), Great Western Bancorp, Inc. merged with Great Western Bancorporation, Inc., an Iowa corporation (“GWBI”), with Great Western Bancorp, Inc. continuing as the surviving corporation and succeeding to the business of GWBI. When used in this Proxy Statement, the terms “Great Western,” “we,” “our,” “us” and the “Company” refer, prior to the completion of the merger, to GWBI and, following the completion of the merger, to Great Western Bancorp, Inc. In addition, the term “our bank” refers to Great Western Bank, a South Dakota banking corporation and our wholly owned subsidiary as a result of our merger with GWBI, and the term “fiscal year” refers to our fiscal year, which is based on a twelve-month period ending September 30 of each year (e.g., fiscal year 2014 refers to the twelve-month period ending September 30, 2014).

ABOUT THE MEETING
When and where is the Annual Meeting?
The Annual Meeting will be held on Monday, February 9, 2015 at 10 a.m. Mountain Standard Time, at the Hyatt Regency Scottsdale Resort, 7500 East Doubletree Ranch Road, Arizona Ballroom VII, Scottsdale, Arizona.
What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will act upon the matters described in the Notice of Annual Meeting that accompanies this Proxy Statement, including the election of three nominees for director named in this Proxy Statement, and the ratification of the Audit Committee’s appointment of Ernst & Young LLP as Great Western’s independent registered public accounting firm for fiscal year 2015.
Who may vote at the Annual Meeting?
Only record holders of our common stock, par value $0.01 per share (“Common Stock”), as of the close of business on December 12, 2014 (the “Record Date”), will be entitled to vote at the meeting. On the Record Date, the Company had outstanding 57,886,114 shares of Common Stock. Each outstanding share of the Common Stock entitles the holder to one vote.
What constitutes a quorum?
The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the shares of Common Stock outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards either marked “abstain” or “withhold,” or returned without voting instructions are counted as present for the purpose of determining whether a quorum is present at the Annual Meeting. Also, if shares are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.

How are votes counted?
Proposal 1: Election of Directors
A plurality of the votes cast is required for the election of each of the three nominees for director. This means that the three nominees receiving the highest number of votes will be elected regardless of whether the number of votes received by any such nominee constitutes a majority of the number of votes cast. Abstentions, votes to withhold and broker non-votes will not be counted for purposes of this proposal and will not affect the result of the vote.
Proposal 2: Ratification of the Appointment of Ernst & Young LLP
The affirmative vote of a majority of the votes of the shares present in person or represented by proxy and entitled to vote on Item 2 is required for the ratification of the appointment of our independent registered public accounting firm. Abstentions will have the effect of voting against this proposal.
How do I submit my vote?
If you are a stockholder of record, you can vote by:

•	attending the Annual Meeting and voting by ballot;

•	signing, dating and mailing in your proxy card;

•	using your telephone, according to the instructions on your proxy card; or

•	visiting http://www.investorvote.com/GWB and then following the instructions on the screen.
The deadline for voting by telephone or on the Internet is 1:00 a.m. Central Time on February 9, 2015.
What do I do if I hold my shares through a broker, bank or other nominee?
If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a copy of the voting instruction card provided by your broker, bank or nominee or a copy of a brokerage statement showing your ownership as of December 12, 2014.
Can I change or revoke my vote after I return my proxy card?
Yes. If you are a stockholder of record, you may change your vote by:

•	voting in person by ballot at the Annual Meeting;

•	returning a later-dated proxy card;

•	entering a new vote by telephone or on the Internet; or

•	delivering written notice of revocation to the Company’s Corporate Secretary by mail at 100 N. Phillips Ave., Sioux Falls, South Dakota 57104.
If you vote other than by phone or Internet, you may change your vote at any time before the actual vote. If you vote by phone or Internet, you may change your vote if you do so prior to 11:59 p.m. Central Time on February 8, 2015. If you hold your shares through an institution, that institution will instruct you as to how your vote may be changed.
Who will count the votes?
The Company’s tabulator, Computershare, will count the votes.

Will my vote be kept confidential?
Yes. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are available only to the Company, its tabulator and inspectors of election, who are required to acknowledge their obligation to keep your votes confidential.
Who pays to prepare, mail and solicit the proxies?
The Company pays all of the costs of preparing, mailing and soliciting proxies in connection with this Proxy Statement. In addition to soliciting proxies through the mail by means of this Proxy Statement, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. The Company asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Company will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request.
What are the Board’s recommendations as to how I should vote on each proposal?
The Board recommends a vote:

•	FOR the election of each of the three director nominees named in this Proxy Statement; and

•	FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015.
How will my shares be voted if I sign, date and return my proxy card?
If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted:

•	FOR the election of each of the three director nominees named in this Proxy Statement; and

•	FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015.
With respect to any other business that may properly come before the meeting, or any adjournment of the meeting, that is submitted to a vote of the stockholders, including whether or not to adjourn the meeting, your shares will be voted in accordance with the best judgment of the persons voting the proxies.
How will broker non-votes be treated?
A broker non-vote occurs when a broker who holds its customer’s shares in street name submits proxies for such shares, but indicates that it does not have authority to vote on a particular matter. Generally, this occurs when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters only, but not on other matters. In this Proxy Statement, brokers who have not received instructions from their customers would only be permitted to vote on the following proposal:

•	The ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015.
Brokers who have not received instructions from their customers would not be permitted to vote on the following proposal:

•	To elect the three director nominees named in this Proxy Statement.

We will treat broker non-votes as present to determine whether or not we have a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the proposals, if any, for which the broker indicates it does not have discretionary authority.
What if other matters come up during the Annual Meeting?
If any matters other than those referred to in the Notice of Annual Meeting properly come before the Annual Meeting, the individuals named in the accompanying proxy card will vote the proxies held by them in accordance with their best judgment. The Company is not aware of any business other than the items referred to in the Notice of Annual Meeting that will be considered at the Annual Meeting.
Your vote is important. Because many stockholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy. Whether or not you plan to attend the meeting in person, prompt voting will be appreciated. Stockholders of record can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on February 9, 2015:

This Proxy Statement, our 2014 Annual Report to Stockholders and our 2014 Annual Report on Form 10-K for the fiscal year ended September 30, 2014 are Available Free of Charge at:
www.greatwesternbank.com

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Great Western’s board of directors is composed of nine members. Each of our directors is elected for a three-year term, classified into three staggered classes (designated as Class I, II and III). At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified. At the Annual Meeting, you will elect three individuals to serve on the Board until the 2018 Annual Meeting of Stockholders and until a successor shall have been elected and qualified.
On October 20, 2014, we entered into a Stockholder Agreement (the “Stockholder Agreement”) with National Australia Bank Limited (“NAB”), the ultimate parent of our controlling stockholder, in connection with the Offering. Until NAB ceases to beneficially own at least 5% of our then outstanding Common Stock and non-voting common stock, par value $0.01 per share (“Non-Voting Common Stock”), the Stockholder Agreement provides NAB the right to designate a number of individuals for nomination and election to our Board based on the amount of our Common Stock and Non-Voting Common Stock beneficially owned by NAB in connection with any meeting of our stockholders at which directors are to be elected. We are required to recommend and solicit proxies in favor of, and to otherwise use our best efforts to cause the election of, each person designated by NAB whose nomination has been approved. For more information on NAB’s director nomination and other rights pursuant to the Stockholder Agreement, see “Related Party Transactions - Relationship and Related Party Transactions with NAB – Stockholder Agreement.”
The Corporate Governance and Nominating Committee (the “Governance Committee”) of our Board seeks candidates for nomination to the Board who possess the background, skills and expertise to make a significant contribution to the Board, the Company and its stockholders. The Governance Committee uses a variety of methods to identify and evaluate nominees for director. The Governance Committee periodically assesses the appropriate size of the Board and whether any vacancies on the Board are expected. In the event that vacancies are anticipated or otherwise arise, the Governance Committee will seek to identify director candidates, subject to the restrictions described below, based on input provided by a number of sources, including Governance Committee members, other directors and our management and stockholders. The Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.

Although the Company has no formal policy regarding diversity, the Governance Committee and the Board believe that the Board should include directors with diverse experience and business knowledge and believes that the directors and director nominees bring a diverse range of perspectives to the Board’s deliberations. The Governance Committee considers director qualifications according to the particular areas of expertise being sought as a complement to the existing Board composition at the time. Qualifications include, among others, high-level leadership experience in business activities, breadth of knowledge about issues affecting the Company and our bank, understanding of the customers served by our bank, a willingness to promote the success and economic growth of the Company and our bank and time available for meetings and consultation on matters of the Company and our bank. When considering potential director candidates, our Governance Committee also considers the candidate’s character, judgment, diversity, skills, including financial literacy, and experience in the context of our needs and those of the Board. Additionally, no individual may be nominated for election or elected as a director if on the date of election the individual would be age 75 or older before such election. Under the corporate governance guidelines adopted by the Board, all directors other than directors nominated by NAB pursuant to its rights under the Stockholder Agreement (each a “NAB Director”) are expected to own Common Stock having a value of at least four times the annual Board retainer fee, exclusive of any committee and chairperson fees, no later than five (5) years after the later of January 1, 2015 or the date such person became a director and to limit board service at other public companies to no more than four other public company boards.
The Board, acting pursuant to the recommendation of the Governance Committee, and consistent with the terms of the Stockholder Agreement, has nominated each director standing for re-election. Each of the nominees currently serves as a director. In considering the nominees’ individual experience, qualifications, attributes and skills, the Board has concluded that when considered together with the director nominees, the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board’s committees. There are no family relationships among any directors, director nominees and executive officers. Each nominee has indicated a willingness to serve, and the Board has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees is not available for election, proxies may be voted for the election of other persons selected by the Board. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Stockholders of the Company have no cumulative voting rights with respect to the election of directors.
The following tables set forth certain information regarding the Class I director nominees standing for re-election at the Annual Meeting and the Class II and Class III directors serving until the 2016 and 2017 Annual Meetings, respectively.

Director Nominees
Director Name	Age	Director Since	Principal Occupation
Daniel Rykhus	49	2014	President and CEO of Raven Industries
Swati Dave *	51	2014	Executive General Manager of National Australia Bank, Limited
Rolfe Lakin*	53	2014	General Manager and CFO of NAB New York Branch, NAB London Branch and NAB's Specialized Group Assets line of business
* Nominated for re-election to our Board by NAB consistent with its rights under the Stockholder Agreement.
Required Vote
With regard to the election of the Class I directors, votes may be cast in favor or withheld. The nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, abstentions, votes withheld and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION
OF EACH OF THE CLASS I NOMINEES FOR DIRECTOR NAMED ABOVE.

Directors Continuing in Office
Director Name	Age	Director Class	Director Since	Principal Occupation
Ken Karels	58	Class II	2014	President and CEO of Great Western and our bank
Nathan Butler *	42	Class II	2014	General Counsel of NAB
Richard Rauchenberger *	51	Class II	2014	General Manager and Head of NAB New York Branch
Richard Sawers *	60	Class III	2014	NAB Group Executive Committee
Frances Grieb	54	Class III	2014	Retired Deloitte LLP Partner
Andrew Hove	80	Class III	2014	Retired Bank Executive and Former Chairperson of Federal Deposit Insurance Corporation
* Nominated for re-election to our Board by NAB consistent with its rights under the Stockholder Agreement.

DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth information concerning each of our current directors, director nominees and executive officers.

Name	Age	Position
Richard Sawers	60	Chairman of the Board
Ken Karels	58	President and CEO, Director
Peter Chapman	41	Executive Vice President and CFO
Steve Ulenberg	57	Executive Vice President and Chief Risk Officer
Allen Shafer	52	Executive Vice President of Support Services
Doug Bass	53	Executive Vice President, Regional President of our bank
Bryan Kindopp	48	Executive Vice President, Regional President of our bank
Daniel Rykhus	49	Director
Swati Dave	51	Director
Rolfe Lakin	53	Director
Nathan Butler	42	Director
Richard Rauchenberger	51	Director
Frances Grieb	54	Director
Andrew Hove	60	Director

Richard Sawers has been a director since July 2014. Mr. Sawers has served on NAB’s Group Executive Committee since 2009, during which time he led NAB’s global Wholesale Banking business and in 2013 established NAB’s Product and Markets division. Mr. Sawers is a member of the NAB Group Risk and Return Management Committee and a director of National Australia Group (Europe) Limited and Clydesdale Bank PLC. He is also a board member (and former chairman) of the Australian Financial Markets Association, a senior fellow of the Financial Services Institute of Australia, a graduate member of the Australia Institute of Company Directors and a life member of the Financial Markets Foundation for Children.
Mr. Sawers has 43 years of commercial and international banking experience, including assignments in London, New York, Los Angeles, Tokyo, Sydney and Melbourne. He has successfully led a number of large frontline businesses and, in his broader role as a Group Executive at NAB, Mr. Sawers has also performed key functions in the areas of risk governance, people and culture and financial oversight. Early in his career, Mr. Sawers worked in financial markets (including capital markets, funding, liquidity and fixed income, money markets, FX and interest rate risk management) where he led trading, sales and treasury functions and, at times, was responsible for technology, operations and risk areas. He has also had assignments in retail banking, trade finance and payments.
Mr. Sawers' qualifications to serve on the Board include his operating, management and leadership experience throughout the NAB corporate organization and in the broader financial services industry. In addition to his extensive banking experience, Mr. Sawers also brings to the Board his extensive personal relationships stemming from his years of experience in the financial industry. Mr. Sawers was nominated to our Board by NAB in consistent with its then anticipated rights under the Stockholder Agreement.
Ken Karels has been a director since July 2014. Mr. Karels has served as the President and Chief Executive Officer of our predecessor, GWBI, and on its board of directors since 2010, as well as the President and Chief Executive Officer of Great Western since July 2014. Mr. Karels is also the President and Chief Executive Officer of Great Western Bank and serves on the boards of directors of our bank and our other subsidiaries. Mr. Karels’ duties include overall leadership and executive oversight of our bank. Mr. Karels has 38 years of banking experience and expertise in all areas of bank management and strategic bank acquisitions. He has served in several different capacities at Great Western Bank since February 2002, including Regional President and Chief Operating Officer for the bank’s branch distribution channel including agriculture, business and retail lending and deposits functions. During his executive tenure, Mr. Karels has helped grow Great Western Bank from $5.2 billion in assets at September 30, 2009 to over $9 billion in assets as of September 30, 2014. Before joining Great Western Bank, Mr. Karels served as President and Chief Executive Officer at Marquette Bank, Milbank, SD, where he was employed for 25 years.
Mr. Karels’ qualifications to serve on the Board include his operating, management and leadership experience in the banking industry and as Great Western’s President and Chief Executive Officer. Mr. Karels has extensive knowledge of, and has made significant contributions to, the growth of Great Western and our bank. Until the Non-Control Date as defined in the Stockholder Agreement and described below in “Related Party Transactions – Relationship and Related Party Transactions with NAB – Stockholder Agreement,” Mr. Karels’ service on the Board is required pursuant to the Stockholder Agreement for as long as he remains Great Western’s President and Chief Executive Officer.
Peter Chapman served as GWBI’s Chief Financial Officer and Executive Vice President and on its board of directors since January 2013, as well as the Chief Financial Officer and Executive Vice President of Great Western since its formation in July 2014. Mr. Chapman is also the Chief Financial Officer and Executive Vice President of Great Western Bank. Mr. Chapman has nearly 20 years of industry experience and is responsible for all aspects of our financial and regulatory reporting together with planning and strategy and treasury management of our balance sheet. From 2010 until he was appointed as our Chief Financial Officer in November 2012, Mr. Chapman served as the General Manager, Finance Performance Management & Non Traded Businesses for NAB’s Wholesale Banking business. From 2007 to 2010, Mr. Chapman served as Head of Financial Control at NAB and was responsible for oversight and delivery of NAB’s external financial reporting and internal management reporting. From 2004 to 2007, Mr. Chapman was Manager, and then Senior Manager, in NAB’s Group Accounting Policy team. From 1995 to 2004, Mr. Chapman held various roles with Ernst & Young’s Financial Services Audit Division, including Group Manager of its Melbourne, Australia office’s Financial Services Audit practice, and he was seconded to Ernst & Young’s New York office from 1998 to 2000. Mr. Chapman has been a Chartered Accountant with the Institute of Chartered Accountants Australia since 1998 and is currently a Fellow of the Institute.
Stephen Ulenberg has served as our bank’s Chief Risk Officer and Executive Vice President since 2010, served as the Chief Risk Officer and Executive Vice President of our predecessor, GWBI, since 2010, and the Chief Risk Officer and Executive Vice President of Great Western since its formation in July 2014. Mr. Ulenberg is responsible for ensuring that risk is effectively managed and overseen across our enterprise. Mr. Ulenberg has over 30 years of experience in the financial services industry, including a 24-year career with NAB and its subsidiaries, where he has worked in a number of senior positions including frontline business leadership in commercial and wholesale banking, risk management and major, cross-organizational strategic initiatives—at both Bank of New Zealand (a NAB subsidiary) and NAB. Immediately prior to joining Great Western Bank, Mr. Ulenberg was responsible for the leadership of Bank of New Zealand’s enterprise risk management capability across a $60 billion lending portfolio. In that role, Mr. Ulenberg provided related analytics, risk reporting, portfolio metrics, risk insights, asset quality information and oversight of decision analysis, managed provisioning, risk appetite and advanced Basel models and led ongoing enhancements to Bank of New Zealand’s risk management capabilities.
Allen Shafer has served as the Executive Vice President of Support Services of our bank since August 2012. Mr. Shafer is responsible for our operations and information technology groups, along with our project management office. Mr. Shafer joined Great Western Bank in December 2002 and has held the positions of Chief Credit Officer, Regional President and Group President at Great Western Bank. Mr. Shafer has 29 years of banking experience. Prior to joining Great Western Bank, he served as Market Manager at Wells Fargo after Wells Fargo acquired Brenton Bank in Iowa. At Brenton Bank, Mr. Shafer held a variety of positions from 1991 to 2001, including President of Business Banking and Regional Manager of Commercial Banking. In 1987, Mr. Shafer joined First Interstate Bank, Seattle, Washington, as a Commercial Banking Manager. Mr. Shafer began his banking career in 1985 at Citizen’s Bank and Trust, Belle Plaine, Iowa.
Doug Bass has served as a Regional President of Great Western Bank since 2010 and is also an Executive Vice President of Great Western Bank. Mr. Bass oversees all of our banking operations within the states of Arizona, Colorado, Iowa, Kansas and Missouri, as well as our wealth management, brokerage and mortgage banking business lines. In total, Mr. Bass has over 31 years of banking experience. Mr. Bass has worked in various capacities with Great Western Bank since 2009 and has expertise in all areas of bank management within Great Western Bank. Before joining Great Western Bank, Mr. Bass served as President of First American Bank Group. Previously Mr. Bass served in various capacities over 15 years with Firstar Corporation, which is now known as US Bank, including as President and Chief Executive Officer of Firstar’s Sioux City and Council Bluffs operations in Western Iowa and as Manager of Correspondent Banking for its Eastern Iowa operations, which also included responsibility for commercial banking and agribusiness lending.
Bryan Kindopp has served as a Regional President of Great Western Bank since 2011 and is also an Executive Vice President of Great Western Bank. Mr. Kindopp oversees all of our banking operations within the states of South Dakota and Nebraska. In these two states, Mr. Kindopp is responsible for branch operations of 83 of our locations and 600 of our employees. Mr. Kindopp has 23 years of banking experience. Mr. Kindopp has expertise in all areas of bank management and strategic bank acquisitions and has served in several different capacities at Great Western Bank since 2001. Mr. Kindopp’s roles have included Market President and Group President for our bank’s branch distribution channel for the Northeastern region of South Dakota. In these roles, Mr. Kindopp had responsibility for agriculture and commercial business and retail lending and deposit functions. Before joining Great Western Bank, Mr. Kindopp served as Vice President and Market Manager for three years at Marquette Bank, Kimball, South Dakota, where he was employed for a total of ten years.
Daniel Rykhus has been a director since July 2014. Mr. Rykhus joined Great Western Bank as a director and Audit Committee member in 2011. He has served as President and CEO of Raven Industries, a publicly-listed corporation that manufactures plastic, electronic and specialized-apparel products, since August 2010 and has been a member of the board of directors of Raven Industries since 2008. He has worked in various managerial capacities at Raven Industries since 1991, starting as Manufacturing Manager of the Applied Technology Division and serving from 1999 to 2008 as the Division’s General Manager. From 2008 to 2010, Mr. Rykhus was the Executive Vice President of Raven Industries. In addition, Mr. Rykhus serves on the boards of directors of the Sioux Empire United Way, the Sioux Falls Chamber of Commerce and Face It Together, a nonprofit organization that employs innovative approaches to combating drug and alcohol addiction.
Mr. Rykhus’ qualifications to serve on the Board include his 23 years of managerial experience and his three years of experience as a director and audit committee member for Great Western Bank. As the leader of a publicly listed company with a market capitalization of over $1 billion as of August 2014, Mr. Rykhus also brings several years of public company corporate governance experience to Great Western’s board.
Swati Dave has been a director since July 2014. Ms. Dave is currently an Executive General Manager of NAB, Great Western’s controlling stockholder. In September 2014, Ms. Dave served as NAB’s Acting Executive General Manager, Consumer Lending and, in August 2014, she served as NAB’s Acting Executive General Manager, Lending and Deposits. From March 2009 to July 2014, Ms. Dave served as Executive General Manager of NAB’s Specialized Finance business and had responsibility for leading the Project and Infrastructure Finance, Asset Finance and Leasing and Export Credit Agency businesses. Ms. Dave joined NAB in 2005 and has over 25 years of total commercial banking and finance experience with NAB, Deutsche Bank, AMP Henderson Global Investors, Bankers Trust Australia, Westpac Banking Corporation and Commonwealth Bank of Australia. She is a director on the NAB Wealth Responsible Entity Boards. Mrs. Dave is also a non-executive director of Australian Hearing, an Australian authority that provides hearing health services and undertakes hearing research, and the chair of its Audit and Risk Management Committee.
Ms. Dave’s qualifications to serve on the Board include her operating, management and leadership experience throughout the NAB corporate organization and in the banking and finance industry more generally. Ms. Dave was nominated for re-election to our Board by NAB consistent with its rights under the Stockholder Agreement.
Rolfe Lakin has been a director since July 2014. Mr. Lakin joined NAB in 1996 and has served as General Manager and Chief Financial Officer for NAB’s New York and London Branches and NAB’s Specialized Group Assets line of business since 2009, as well as for NAB’s U.K. CRE line of business since 2012. The businesses for which he is Chief Financial Officer primarily involve wholesale banking activities. Mr. Lakin has served on a number of NAB Group subsidiary company boards since 1998, and holds a Certificate in Company Direction from the U.K. Institute of Directors. He has over 35 years of banking experience, with over 25 years in wholesale banking markets in London. Mr. Lakin also has expertise in treasury management and has served on the NAB London Branch managing Executive Committee for many years. Before working at NAB, Mr. Lakin worked at The Co-operative Bank p.l.c. for 19 years in various roles.
Mr. Lakin’s qualifications to serve on the Board include his operating, management and leadership experience throughout the NAB corporate organization. Mr. Lakin also has extensive experience in financial services and, more specifically, wholesale banking markets. Mr. Lakin was nominated for re-election to our Board by NAB consistent with its rights under the Stockholder Agreement.
Nathan Butler has been a director since July 2014. Mr. Butler joined NAB in 2001 and has served as a General Counsel at NAB for several years, leading its corporate legal department since 2007 and serving as General Counsel, Governance, Corporate & Enterprise Services since 2013. Mr. Butler has almost 20 years of experience as a corporate and commercial lawyer and has advised boards and senior managers on a broad range of strategic matters, including mergers & acquisitions, equity financings, major litigation, regulatory inquiries and legal and regulatory reform. He also advised NAB in 2007 and 2008 on its acquisition of our predecessor, GWBI. Mr. Butler is a member of the Corporations Committee of the Law Council of Australia and of the Advisory Board to the Asian Law Centre of the University of Melbourne and is also chairman of a number of NAB Group subsidiary companies.
Mr. Butler's qualifications to serve on the Board include his operating, management and leadership experience throughout the NAB corporate organization. Mr. Butler also has extensive experience in corporate governance, financial services regulation and investigation and mergers, acquisitions and business development in multiple jurisdictions across the United States, Europe and Australasia. Mr. Butler was nominated to our Board by NAB consistent with its then anticipated rights under the Stockholder Agreement.
Richard Rauchenberger has been a director since July 2014. Mr. Rauchenberger has also served on GWBI’s board of directors, the board of directors of our bank and the boards of directors of certain affiliated companies since 2011. Mr. Rauchenberger has been the General Manager and Head of NAB New York Branch since 2009. He is directly responsible for all activities under the NAB brand in the United States, except for our business. The activities for which he is responsible primarily involve wholesale banking operations. Mr. Rauchenberger has been with NAB since 1996 and has a total of 29 years of international banking experience. He has expertise in risk management and services, having served in numerous roles, including Head of Risk and Chief Operating Officer for NAB New York Branch and NAB’s global wholesale bank, respectively. Before working at NAB, Mr. Rauchenberger worked at Lloyds Bank’s New York Branch for nine years and at National Westminster Bank USA for two years. He is a director and member of the executive committee of the Institute of International Bankers and of the American Australian Association.
Mr. Rauchenberger's qualifications to serve on the Board include his operating, management and leadership experience and extensive knowledge of our business and the financial services industry generally. Mr. Rauchenberger was nominated to our Board by NAB consistent with its then anticipated rights under the Stockholder Agreement.

Frances Grieb has been a director since July 2014. Ms. Grieb has also served on the board of directors of our bank since July 2014. Ms. Grieb has 29 years of public accounting experience with Deloitte LLP, the international professional services firm, including leadership roles as Lead Client Service Partner and Audit Partner. Prior to her retirement from Deloitte LLP in 2010, Ms. Grieb was based in Deloitte LLP’s office in Omaha, Nebraska, and worked with a broad array of financial services entities throughout her career. Additionally, Ms. Grieb has five years of banking industry experience with Packers National Bank, Omaha, Nebraska. Ms. Grieb also serves on the National Advisory Board of the College of Business at the University of Nebraska at Omaha and on the Millard Public Schools Business Advisory Council.
Ms. Grieb’s qualifications to serve on the Board include her 34 years of relevant business experience in the financial services industry, including banking, insurance, broker-dealer, investment company and real estate audit and consulting, and her significant experience with corporate governance and regulatory matters. Ms. Grieb also brings to the Board her extensive experience working closely with public and private companies of various sizes focusing on accounting and technical matters, internal controls and reporting requirements.
Andrew Hove has been a director since July 2014. Mr. Hove has also served on the board of directors of our bank since 2001. From 2001 to 2009, Mr. Hove was also a director of both Sovereign Bank, Wyomissing, PA and Sovereign Bancorporation, Philadelphia, Pennsylvania. Mr. Hove has over 50 years of banking experience, with over 40 years in retail banking in our states. Before joining our bank’s board, Mr. Hove worked at Minden Exchange Bank & Trust Co., Minden, Nebraska for 30 years, including as Chairman and Chief Executive Officer, and at the FDIC for over 10 years, including as Acting Chairman for a total of three years. Mr. Hove is also a director of the Federal Home Loan Bank of Topeka and an advisory director at Promontory Financial Group, Washington, DC.
Mr. Hove’s qualifications to serve on the Board include his organizational, management and leadership experience in the broader financial services industry, as well as his extensive bank regulatory experience. Mr. Hove also brings to the Board his extensive personal relationships stemming from his years of experience in the financial industry and in government.
BOARD OF DIRECTORS, COMMITTEES AND GOVERNANCE
Overview
The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and committee meetings by our Chief Executive Officer, Chief Financial Officer, Chief Risk Officer and other officers. The Board has five standing committees, the principal responsibilities of which are described below under “Committees of our Board of Directors.” Additionally, the independent directors and the NAB Directors meet in regularly scheduled executive sessions, without Great Western management present, including Mr. Karels, at each meeting of the Board.
The Board met 3 times in 2014, one regular meeting and 2 special meetings. Each member of the Board attended more than 75% of the total number of meetings of the Board and the committees on which he or she served. We strongly encourage, but do not require, our Board members to attend annual meetings of our stockholders.
Board Leadership Structure
We believe that our directors should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in business, government or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on boards of other companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

While our Board does not have a policy requiring the separation of the roles of Chief Executive Officer and Chairperson of the Board, the Governance Committee and the Board have determined to continue the practice of separating the roles of the Chief Executive Officer and the Chairperson. Our Chairperson is a NAB nominated director pursuant to the Stockholder Agreement. As long as our Chairperson is not independent under applicable independence requirements, the Board is required by the Stockholder Agreement to designate an independent director who is not nominated by NAB as its “Lead Independent Director.” The Lead Independent Director presides over meetings of the Board when the Chairperson is absent and in circumstances in which the non-management directors of the Company meet without management present. The Lead Independent Director also has the authority to call meetings of the Independent Directors; consult and approve agendas, schedules and time allotments for meetings of the Board; consult with the Chairperson of the Compensation Committee with respect to the evaluation and performance of the Chief Executive Officer; serve as a liaison between the non-management members of the Board and the Chairperson of the Board, act as a contact person to facilitate communications by the Company’s employees, stockholders and others with the non-management members of the Board; and review the quality, appropriateness and timeliness of information provided to the Board. The Board has appointed Andrew Hove as its Lead Independent Director. The Board has determined that Mr. Hove satisfies the independence standards set forth in Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual, has no material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, is independent within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and is a “Non-Employee Director” under Rule 16h-3 of the Exchange Act and an “outside director” under Section 162(m) of the Internal Revenue Code of 1986.
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines, which are accessible on our website at www.greatwesternbank.com that set forth a framework within which our Board, assisted by board committees, directs the Company’s affairs. These guidelines address among other things, the composition and functions of our Board, director independence, compensation of directors, management succession and review, board committees and selection of new directors.
Board Oversight of Risk Management
Our Board believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our Board, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our Board assuming a different and important role in overseeing the management of the risks we face.
The Risk Committee of our Board oversees our enterprise-wide risk management framework, which establishes our overall risk appetite and risk management strategy and enables our management to understand, manage and report on the risks we face. The Audit Committee of our Board is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting), The Compensation Committee of our Board has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally. The Governance Committee of our Board oversees risks associated with the independence of our board of directors and governance matters. See “Committees of our Board of Directors” for additional information with respect to our Board committees.
Our senior management is responsible for implementing and reporting to our Board regarding our risk management processes, including by assessing and managing the risks we face, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis. Our senior management is also responsible for creating and recommending to our Board and Risk Committee for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.
The role of our Board in our risk oversight is consistent with our leadership structure, with our President and Chief Executive Officer and the other members of senior management having responsibility for assessing and managing our risk exposure, and our Board and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.
Status as a “Controlled Company”
Our Common Stock is listed on the NYSE. As a result, we are subject to NYSE corporate governance listing standards. However, a listed company that satisfies the definition of a “controlled company” (i.e., a company of which more than 50% of the voting power is held by a single entity or group) may elect not to comply with certain of these requirements. As part of our separation from NAB, we entered into the Stockholder Agreement, which provides NAB with certain rights relating to the composition of our board of directors consistent with the requirements applicable to a “controlled company.” In particular, so long as NAB directly or indirectly owns more than 50% of our outstanding Common Stock and we are therefore a “controlled company,” and during the 12-month transition phase following the date on which we are no longer a “controlled company” as a result of NAB’s ownership of shares of our outstanding Common Stock, we will elect not to comply with the corporate governance standards of the NYSE requiring: (1) a majority of independent directors on the Board, (2) a fully independent Governance Committee and (3) a fully independent Compensation Committee. As discussed below, five of our nine directors, including at least one member of each of the Governance Committee, Compensation Committee and Risk Committee of our Board are directors designated by NAB and will not necessarily qualify as “independent directors” under the applicable rules of the NYSE.
A director is independent if the Board affirmatively determines that he or she satisfies the independence standards set forth in Section 303A of the NYSE Listed Company Manual, has no material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and is independent within the meaning of Rule 10A-3 of the Exchange Act The Board has reviewed the independence of our current non-employee directors and nominees and has determined that Messrs. Hove and Rykhus and Ms. Grieb are each an independent director.
Committees of Our Board of Directors
The standing committees of our Board were organized in July of 2014 in anticipation of and in connection with the Offering and consist of an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee, a Risk Committee and an Executive Committee. The responsibilities of these committees are described below. Our Board may also establish various other committees to assist it in its responsibilities. However, the Stockholder Agreement provides that, until the Non-Control Date, without NAB’s prior written approval, we may not form, or delegate any authority to, any new committee of our Board or to any subcommittee thereof or delegate any authority to any existing committee or subcommittee thereof not set forth in such committee’s charter in effect immediately prior to the completion of the Offering. The following table summarizes the current membership of the Board and each of its committees:

Director Name	Audit Committee	Governance & Nominating Committee	Compensation Committee	Risk Committee	Executive Committee
Nathan Butler		Chair
Swati Dave				Chair
Frances Grieb	Chair	Member		Member
Andrew Hove	Member		Member		Member
Ken Karels					Member
Rolfe Lakin
Richard Rauchenberger			Member	Member	Alternate Chair
Dan Rykhus	Member	Member	Chair
Rick Sawers					Chair

Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibilities by providing general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditors’ qualifications and independence, and the performance of our internal audit function and independent auditors. Among other things, the Audit Committee:

•	appoints, oversees and determines the compensation of our independent auditors;

•	reviews and discusses our financial statements and the scope of our annual audit to be conducted by our independent auditors and approves all audit fees;

•	reviews and discusses our financial reporting activities, including our annual report, and the accounting standards and principles followed in connection with those activities;

•	pre-approves audit and non-audit services provided by our independent auditors;

•	meets with management and our independent auditors to review and discuss our financial statements and financial disclosure;

•	establishes and oversees procedures for the treatment of complaints regarding accounting and auditing matters;

•	reviews the scope and staffing of our internal audit function and our disclosure and internal controls; and

•	monitors our legal, ethical and regulatory compliance with a focus on matters impacting the financial statements.

Under the Stockholder Agreement, the Audit Committee must consist of at least three members. These members are Ms. Grieb (Chairperson) and Messrs. Hove and Rykhus, each of whom is “independent” under the listing standards of the NYSE and meet the requirements of Rule 10A-3 of the Exchange Act. Ms. Grieb serves as the “audit committee financial expert.” Under the Stockholder Agreement, until the Non-Control Date, if any of the directors designated for nomination and election to our Board by NAB qualifies as an independent director and satisfies the requirements of Rule 10A-3 and the NYSE listing standards, at least one member of the Audit Committee will be a director designated for nomination and election to our Board by NAB.
The Audit Committee has adopted a written charter that specifies the scope of its rights and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com. During fiscal year 2014, the committee did not meet. The committee had its initial meeting in November 2014 following the Offering.
Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of our Board relating to compensation of our executives and directors (other than certain compensation decisions regarding our Chief Executive Officer, which are made by our Board). Among other things, the Compensation Committee:
• reviews no less than annually our compensation programs and incentive plans to determine whether they are properly coordinated and achieving their intended purposes;

•
reviews our overall compensation philosophy with a view to appropriately balance risk and financial results in a manner that does not encourage employees to expose us to imprudent risks, and is consistent with safety, soundness, the goals and objectives of the plans and the compensation practices of any relevant peer group of competitive companies, and reviews (with input from our Chief Risk Officer) the relationship between risk management policies and practices, corporate strategy and senior executive compensation;

• reviews and oversees executive incentive compensation plans and programs, including any equity-based compensation plans; and

•	reviews and recommends to our Board any changes in compensation for directors.

Under the Stockholder Agreement, the Compensation Committee may not delegate its responsibilities without NAB’s prior written consent and must consist of at least three members. These members are Messrs. Rykhus (Chairperson), Hove and Rauchenberger. Mr. Rauchenberger is the NAB Director serving on the committee and has not been determined by our Board to be “independent” under the listing standards of the NYSE and the applicable rules of the Exchange Act. At all times prior to the date when NAB ceases to beneficially own at least 50% of our outstanding Common Stock, at least one of the members of the committee must be a director designated for nomination and election to our Board by NAB. On or before 90 days after the date when NAB ceases to beneficially own at least 50% of our outstanding Common Stock, the committee will consist of a majority of independent directors. On the date one year after the date that NAB ceases to beneficially own at least 50% of our outstanding Common Stock, the committee will consist solely of independent directors. After such time as the committee transitions to full independence, but prior to the Non-Control Date, if any of the directors designated for nomination and election to our Board by NAB qualifies as an independent director, at least one such director will be a member of the committee.
The Compensation Committee has a written charter that specifies the scope of its rights and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com. During fiscal year 2014, this committee and the compensation committee of our bank which was formed prior to the organization of the Company in anticipation of the Offering and which consisted of the same members as the committee, met 7 times.
Corporate Governance and Nominating Committee. The Governance Committee is responsible for ensuring an effective and efficient system of governance for Great Western by clarifying the roles of our Board and its committees; identifying, evaluating and recommending to our board of directors candidates for directorships; and reviewing and making recommendations with respect to the size and composition of our Board. In addition, the committee is responsible for reviewing and overseeing our corporate governance guidelines and for making recommendations to our Board concerning governance matters. Among other things, the committee:

•	identifies individuals qualified to be directors consistent with our corporate governance guidelines and evaluates and recommends director nominees for approval by our Board;

•	reviews and makes recommendations to our board of directors concerning the structure and membership of board committees;

•	develops and will annually review our corporate governance guidelines;

•	oversees the annual self-evaluation of our Board and its committees;

•	oversees management continuity planning; and

•	oversees risks related to corporate governance.

Under the Stockholder Agreement, the Governance Committee must consist of at least two members. The members of the Governance Committee are Mr. Butler (Chairperson), Ms. Grieb and Mr. Rykhus. Under the Stockholder Agreement, at all times prior to the date when NAB ceases to beneficially own at least 50% of our outstanding Common Stock, at least one member of the committee will be a director designated for nomination and election to our Board by NAB. Mr. Butler is the NAB Director serving on the Governance Committee and has not been determined by our Board to be “independent” under the listing standards of the NYSE and the applicable rules of the Exchange Act . On or before 90 days after the date when NAB ceases to beneficially own at least 50% of our outstanding Common Stock, the committee will consist of a majority of independent directors. On the date one year after NAB ceases to be beneficial owner of at least 50% of our outstanding Common Stock, the committee shall consist solely of independent directors. After such time as the committee transitions to full independence, but prior to the Non-Control Date, if any of the directors designated for nomination and election to our Board by NAB qualifies as an independent director, at least one such director will be a member of the committee.
The Governance Committee has a written charter that specifies the scope of its rights and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com. During fiscal year 2014, the committee did not meet. The committee had its initial meeting in November 2014 following the Offering.
Risk Committee. The Risk Committee assists the Board in fulfilling its responsibilities for oversight of our enterprise-wide risk management framework, including reviewing our overall risk appetite, risk management strategy, and policies and practices established by our management to identify and manage risks to the Company. Among other things, the committee:

•	reviews reports on and oversees our enterprise-wide risk management framework, including processes and resources necessary for us to execute our risk program effectively;

•	considers the alignment of our risk profile with our strategic plan, goals, objectives and risk appetite;

•	reviews reports from management on any significant new business or strategic initiatives expected;

•
will consult at least on an annual basis with the Chief Executive Officer, Chief Risk Officer and other executive management as required to review our overall risk appetite and make recommendations to our Board;

•	considers, where necessary or appropriate, communications from regulatory authorities, including those pertaining to examinations;

•	reviews minutes of all meetings of our management risk committee;

•	reviews with the Chief Risk Officer and management their assessment of our risk position and profile, matters of note, trends and emerging risks; and

•	assists in promoting a risk-based culture and reinforcing achievement of a balance between risk and return.

Under the Stockholder Agreement, until the earlier of (i) the Non-Control Date and (ii) the date one year after the date NAB ceases to beneficially own at least 50% of our outstanding Common Stock, the committee must consist of at least two members, at least one of whom must be a director designated for nomination and election to our board of directors by NAB. The members of the committee are Ms. Dave (Chairperson), Ms. Grieb and Mr. Rauchenberger, with Ms. Dave and Mr. Rauchenberger serving as the NAB Directors on the committee. Under the Stockholder Agreement, at least one member of our committee must have experience in identifying, assessing and managing the risk exposures of large, complex firms.
The Risk Committee has a written charter that specifies the scope of its rights and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com. During fiscal year 2014, the committee did not meet. The committee had its initial meeting in November 2014 following the Offering.
Executive Committee. The Executive Committee is responsible for providing guidance and counsel to Great Western’s management team on significant matters affecting Great Western and taking action on behalf of our Board where required in exigent circumstances where it is impracticable or infeasible to convene, or obtain the unanimous written consent of, our full Board. Under the Stockholder Agreement, until the earlier of (i) the Non-Control Date and (ii) the date one year after the date NAB ceases to beneficially own at least 50% of our outstanding Common Stock, the committee will consist of (i) our Chief Executive Officer, (ii) one independent director who is not a NAB independent director and (iii) two NAB Directors, one of whom is designated and treated as an alternate to serve in the absence of the other NAB-appointed member. The members of the committee are Messrs. Sawers (Chairperson), Karels and Hove. Mr. Rauchenberger has been appointed as alternate to Mr. Sawers as Chairperson. Until the earlier of (i) the Non-Control Date and (ii) the date one year after the date NAB ceases to beneficially own at least 50% of our outstanding Common Stock, any act of the Executive Committee must include the consent of the acting NAB Director serving on the committee.
The Executive Committee has a written charter that specifies the scope of its rights and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com. During fiscal year 2014, the committee did not meet. The committee had its initial meeting in October 2014.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee is or has been one of our officers or employees, and none has any relationships with us of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
Code of Ethics and Whistle Blower Policy
Our Board adopted a Code of Ethics applicable to our principal executive, financial and accounting officers in July of 2014, a code of ethics applicable to all officers, directors and employees in September of 2014, and a Whistle Blower Policy in September 2014, all of which are available on our website at www.greatwesternbank.com. Employees may submit concerns or complaints regarding illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, or dishonest or unethical conduct, disclosures in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), bank regulatory filings and other public disclosures that are not full, fair, accurate, timely or understandable; violations of our code of ethics; and/or any other violations of laws, rules or regulations, on a confidential or non-confidential basis by means, among others, of a toll-free telephone hotline or the use of an internet-based reporting system. Concerns and complaints are to be reported in accordance with such codes and policies, and where appropriate, they are reported to our General Counsel and/or Audit Committee chairperson for review and any required investigation.
Stockholder Communications with the Board of Directors
The Company provides an informal process for stockholders to send communications to the Board. Stockholders who wish to contact the Board or any of our directors may do so by writing to Great Western Bancorp, Inc., P.O. Box 2345, 100 N. Phillips Ave., Sioux Falls, SD 571010-2345, Attention: General Counsel and Secretary. Copies of written communications received at this address will be provided, as applicable, to the Board, the appropriate Committee chairperson, and/or the specific director as directed in such communication.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Procedures
Role of Management. The Board made all fiscal year 2014 compensation decisions in connection with our Offering for Messrs. Karels, Chapman, Ulenberg and our other executive officers based upon recommendations of the Compensation Committee. Mr. Karels reviewed the performance of the other executive officers with the committee and the committee reviewed the performance of Mr. Karels. The conclusions reached and the compensation recommendations based on these reviews, including with respect to salary and incentive award amounts, were presented to the committee. The committee exercised its discretion in modifying any recommended adjustment or award.
Committee Process. During fiscal year 2014 in connection with the Offering, the Compensation Committee reviewed both the Company’s compensation philosophy and the actual compensation being paid by the Company. The committee met, including in executive sessions without any members of management present, to discuss, evaluate and set executive officer compensation. In setting compensation for each of our executive officers, the committee focused on the total compensation received by each executive officer, as well as the allocation of each element of compensation in relation to those provided by peer companies.
Compensation Consultants. The Compensation Committee has the sole authority to retain and dismiss its own outside compensation consultants and any other advisors it deems necessary. The role of a compensation consultant is to assist the committee in analyzing executive compensation packages and to provide the committee with information regarding market compensation levels, general compensation trends and best practices. The consultant also provides advice regarding the competitiveness of specific pay decisions and actions for the executive officers, as well as the appropriateness of the design of the Company’s executive compensation programs and director compensation. In anticipation of the Offering, Towers Watson was engaged to advise the Compensation Committee on executive compensation-related issues and to provide advice relating to establishing bonus opportunities and long and short term incentives. In addition, Towers Watson provided guidance on leading practices on compensation. Towers Watson attended committee meetings, including executive sessions, upon invitation. Towers Watson does not provide any other services to the Company.
Summary Compensation Table
The following table presents compensation awarded in the fiscal years ended September 30, 2013 and 2014 to our principal executive officer and our two other most highly compensated persons serving as executive officers as of September 30, 2014 or paid to or accrued for those executive officers for services rendered during fiscal years 2013 and 2014. We refer to these executive officers as our “named executive officers.”

Name & Principal Position	Fiscal year ended Sept. 30,	Salary (4)	Bonus (5)	Stock Awards (6)(7)	All Other Compensation (8)	Total
Kenneth Karels (1)	2014	$577,500	$618,750	$382,555	$17,438	$1,596,244
President and Chief Executive Officer	2013	550,000	237,187	1,391,208	17,234	2,195,629
Peter Chapman (1)(2)	2014	321,867	144,006	25,934	111,952	603,759
Executive Vice President and Chief Financial Officer	2013	358,700	79,099	177,823	88,989	704,611
Stephen Ulenberg (1)(3)	2014	239,132	69,903	19,666	211,952	540,653
Executive Vice President and Chief Risk Officer	2013	180,368	60,474	193,926	201,064	635,832

(1)    Mr. Chapman was seconded to us from NAB, and Mr. Ulenberg was seconded to us from Bank of New Zealand, a wholly owned subsidiary of NAB, during fiscal year 2014. We entered into new employment agreements with our named executive officers in connection with our initial public offering, and Mr. Chapman’s and Mr. Ulenberg’s employment with NAB or Bank of New Zealand, as applicable, was transferred to us when the agreements became effective upon the completion of the offering on October 20, 2014. See “—Current Employment Arrangements” for further details.
(2)    In addition to amounts in the stock awards column, the following items of Mr. Chapman’s compensation for fiscal year 2014 have been converted from Australian dollars to U.S. dollars using an exchange rate as of September 30, 2014 of A$1.00 = US$0.8752: certain expatriate benefits and premiums for medical coverage. Contributions to an Australian superannuation fund were paid in Australian dollars and converted to U.S. dollars on a monthly basis by NAB for inclusion in Mr. Chapman’s compensation. The remaining items for fiscal year 2014 were paid in U.S. dollars.
(3)    The following items were provided to Mr. Ulenberg by NAB or Bank of New Zealand for fiscal year 2014 and have been converted from New Zealand dollars to U.S. dollars using an exchange rate as of September 30, 2014 of NZ$1.00 = US$0.7767: about 32% of base salary, bonus, contributions to a New Zealand superannuation fund, certain expatriate benefits and premiums for medical coverage. The remaining items for fiscal year 2014 (including tax equalization payments) were paid in U.S. dollars.
(4)    The fiscal year 2014 salary amounts include payments made in fiscal year 2015 for retroactive adjustments to 2014 salaries for each named executive officer for the period from August 1, 2014 through September 30, 2014. See “—Current Employment Arrangements” for further details.
(5)    The amounts in this column for fiscal year 2014 represent each named executive officer’s 2014 annual incentive, including deferred amounts that will be paid in cash in December 2015, under the NAB Group Short Term Incentive Plan, or the NAB STI Plan. See “—Annual Cash Incentive Compensation” for further details.
(6)    The amounts in this column reflect the aggregate grant date fair value under FASB ASC Topic 718 of NAB equity-based awards granted to the named executive officers in fiscal years 2013 and 2014.
For each of the named executive officers, the amounts for fiscal year 2014 include the portion of the 2013 annual incentive that was subject to mandatory deferral and granted in February 2014 in the form of deferred shares of NAB common stock, with the following grant date fair values: Mr. Karels—$223,106, Mr. Chapman—$25,161, and Mr. Ulenberg—$18,893. The amounts also include: (1) for Mr. Karels, a long-term equity incentive award of performance shares of NAB common stock granted in December 2013 (with 50% of the award having a grant date fair value of $79,722 and the remaining 50% having a grant date fair value of $79,727), which will vest based on NAB’s total stockholder return performance against two peer groups from November 2013 to November 2017 and (2) for each of Messrs. Chapman and Ulenberg, a long-term equity incentive award of restricted shares of NAB common stock granted in December 2013 (each with a grant date fair value of $773) in recognition of NAB’s 2013 fiscal year performance.
For each of the named executive officers, the amounts for fiscal year 2013 include the portion of the 2012 annual incentive that was subject to mandatory deferral and granted in November 2012 (and, for Mr. Karels, May 2013) in the form of deferred shares of NAB common stock, with the following grant date fair values: Mr. Karels—$155,324, Mr. Chapman

—$39,985, and Mr. Ulenberg—$30,400. The amounts also include: (1) for Messrs. Karels and Ulenberg, a long-term equity incentive award of performance shares of NAB common stock granted in December 2012 (with a grant date fair value of $246,805 and $114,060, respectively), which will vest based on NAB’s total stockholder return performance against two peer groups from November 2012 to November 2016, (2) for Mr. Chapman, two long-term equity incentive awards of restricted shares of NAB common stock each granted in December 2012 (with grant date fair values of $934 and $2,855) in recognition of NAB’s 2012 fiscal year performance, and (3) for each of Messrs. Karels, Chapman and Ulenberg, a special, one-time award of restricted shares of NAB common stock granted in November 2012, February 2013 and November 2012, respectively (with a grant date fair value of $989,079, $134,049 and $49,466, respectively), in recognition of their contributions.
(7)    The amounts in this column for fiscal year 2014 have been converted from Australian dollars to U.S. dollars using an exchange rate as of September 30, 2014 of A$1.00 = US$0.8752.
(8)    The amounts in this column for fiscal year 2014 include:

•	For Mr. Karels: a matching contribution of $6,375 and a profit sharing contribution of $10,838 under our 401(k) plan; and company-paid premiums for group life insurance of $225.

•
    For Mr. Chapman: a contribution of $33,810 by NAB to an Australian superannuation fund; expatriate benefits in connection with his international assignment from Australia to the U.S. of $58,229 (comprised of $36,000 in housing expenses, $13,740 in relocation expenses and $8,489 in other benefits); and premiums for medical coverage of $19,913.

•
    For Mr. Ulenberg: a contribution of $8,193 by Bank of New Zealand to a New Zealand superannuation scheme; expatriate benefits in connection with his international assignment from New Zealand to the U.S. of $177,252 (comprised of $126,788 in tax equalization payments, $42,000 in housing expenses, $7,395 in relocation expenses and $1,069 in other benefits); and premiums for medical coverage of $26,507.

Outstanding Equity Awards at Fiscal Year End
As of September 30, 2014, none of the named executive officers held any outstanding Great Western equity-based awards. In fiscal year 2015 and in connection with our initial public offering, we granted Great Western equity-based awards to each of our named executive officers in accordance with the terms of their employment agreements as described in “—Current Employment Arrangements.” While our named executive officers no longer participate in NAB’s compensation programs and plans, any outstanding NAB equity-based awards will continue to vest in accordance with their terms. The following table provides information about the outstanding NAB equity-based awards held by each of our named executive officers as of September 30, 2014:

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Kenneth Karels	37,871 (2)	$1,078,529	9,510 (11)	$270,835
	2,877 (3)	81,934	9,100 (12)	259,159
	7,404 (4)	210,859	—	—
Peter Chapman	2,117 (5)	60,290	—	—
	146 (6)	4,158	—	—
	162 (7)	4,614	—	—
	26 (8)	740	—	—
	835 (9)	23,780	—	—
Stephen Ulenberg	582 (3)	16,575	4,395 (11)	125,165
	947 (10)	26,970	—	—
	26 (8)	740	—	—
	627 (9)	17,856	—	—

(1)    The market value was determined by multiplying the number of shares or units by the closing price of a share of NAB common stock on September 30, 2014, converted into U.S. dollars at an exchange rate as of September 30, 2014 of A$1.00 = US$0.8752, resulting in a value of approximately US$28.48 per share.
(2)    Represents a special, one-time award of restricted shares granted in November 2012 in recognition of Mr. Karels’ contributions. The shares are scheduled to vest on October 31, 2015.
(3)    Represents deferred shares under the NAB STI Plan granted in respect of the 2012 fiscal year in November 2012 and May 2013. The shares vested on November 7, 2014.
(4)    Represents deferred shares under the NAB STI Plan granted in respect of the 2013 fiscal year in February 2014. 50% of the shares vested on December 4, 2014 and 50% are scheduled to vest on December 4, 2015.
(5)    Represents a special, one-time award of restricted shares granted in February 2013 in recognition of Mr. Chapman’s contributions. The shares vested on November 1, 2014.
(6)    Represents two long-term equity incentive awards of restricted shares granted in respect of the 2012 fiscal year in December 2012. The shares are scheduled to vest on December 12, 2015.
(7)    Represents two long-term equity incentive awards of restricted shares granted in respect of the 2011 fiscal year in December 2011. The shares are scheduled to vest on December 14, 2014.
(8)    Represents a long-term equity incentive award of restricted shares granted in respect of the 2013 fiscal year in December 2013. The shares are scheduled to vest on December 11, 2016.
(9)    Represents deferred shares under the NAB STI Plan granted in respect of the 2013 fiscal year in February 2014. The shares vested on December 4, 2014.
(10)    Represents a special, one-time award of restricted shares granted in November 2012 in recognition of Mr. Ulenberg’s contributions. The shares are scheduled to vest on October 15, 2015.

(11)    Represents the maximum number of unearned performance shares granted in December 2012. The performance shares are scheduled to vest on December 19, 2016. The actual number of performance shares that vest will be based on NAB’s total stockholder return performance against two different peer groups from November 2012 to November 2016. Any performance shares that are unvested after the first performance period are scheduled to vest on December 19, 2017, based on performance from November 2012 to November 2017. Any performance shares that do not vest following the second performance period will be forfeited.
(12)    Represents the maximum number of unearned performance shares granted in December 2013. The performance shares are scheduled to vest on December 20, 2017. The actual number of performance shares that vest will be based on NAB’s total stockholder return performance against two different peer groups from November 2013 to November 2017. Any performance shares that are unvested after the first performance period are scheduled to vest on December 20, 2018, based on performance from November 2013 to November 2018. Any performance shares that do not vest following the second performance period will be forfeited.
Annual Cash Incentive Compensation
For fiscal year 2014, our named executive officers participated in the NAB STI Plan. The NAB STI Plan rewards achievement of four key business drivers: financial and risk management; strategic projects; employees and culture; and customer and community. Each named executive officer’s target short-term incentive, or STI, was established prior to the beginning of the 2014 fiscal year, and the actual STI earned reflects both individual and business performance.

Name	Base Salary	STI Target Percentage	STI Target Amount	Business STI Multiple	Individual STI Multiple	Earned STI
Kenneth Karels	$550,000	75%	$412,500	1	1.5	$618,750
Peter Chapman (1)	320,012	30%	96,004	1	1.5	144,006
Stephen Ulenberg (2)	233,010	30%	69,903	1	1.0	69,903

(1)	Mr. Chapman received a target STI opportunity of 30% from us, pursuant to the terms of his secondment letter agreement.

(2)	Amounts for Mr. Ulenberg have been converted from New Zealand dollars to U.S. dollars using an exchange rate as of September 30, 2014 of NZ$1.00 = US$0.7767.
Determination of Earned STI Award. The business STI multiple can range from 0 up to 1.3 for exceptional business performance, and was determined by NAB’s board as 100% stockholder during fiscal year 2014 (since we were an indirect, wholly owned subsidiary of NAB during fiscal year 2014) and endorsed by our Board. The assessment takes into account our bank’s management of business risks, stockholder expectations and the quality of our bank’s financial results. For fiscal year 2014, after considering our bank’s growth in earnings and achievement of return on total allocated equity (based upon accounting standards issued by the Australian Accounting Standards Board (AASB), which are consistent with International Financial Reporting Standards), NAB’s board determined that a business STI multiple of one (1) was appropriate.
The individual STI multiple can range from 0 up to 2.0 for outstanding performance and was determined by each named executive officer’s direct manager after assessing individual performance against pre-established metrics. The following key achievements were considered in determining the individual STI multiple for 2014: for Mr. Karels, achievement of Great Western Bank cash earnings and return on equity targets despite strong market competition, proactive leadership of risk management at Great Western Bank, implementation of a strong sales culture at Great Western Bank and managing through the successful launch of our initial public offering; for Mr. Chapman, strong overall Great Western Bank financial results (including cash earnings of more than $121 million (calculated based on AASB standards for our bank only), representing a 7.0% increase over the prior fiscal year), leadership in driving refinements of Great Western Bank’s return on equity model to support long-term business objectives and growth targets, and providing reporting and guidance through the initial public offering process and roadshow; and for Mr. Ulenberg, successful management of Great Western

Bank within risk appetite parameters, maintenance of a sound risk profile in connection with sustainable growth, and continued improvements within the audit function of Great Western Bank.
In addition, our named executive officers were subject to a compliance gateway. Our senior executives are subject to a reduction in their STI, either in part or in full depending on the severity of the breach, if they do not pass the compliance expectations of their role. No such reduction was applied to the STI awards earned by our named executive officers for 2014.
Mandatory Deferral of Earned STI Award. Under the NAB STI Plan, a portion of our named executive officers’ earned STI awards were subject to mandatory deferral to instill an appropriate focus on business performance beyond the current year, allow for alignment with risk outcomes, support achievement of targets, and encourage an appropriate level of shareholding by senior executives. For each of our named executive officers, 25% was deferred and will be paid in cash in December 2015.
Current Employment Arrangements
We entered into an employment agreement with Mr. Karels on September 15, 2014, and each of Messrs. Chapman and Ulenberg on September 12, 2014. The employment agreements became effective upon the completion of our initial public offering on October 20, 2014. Prior to such time, our named executive officers’ employment was governed by the agreements described below in “—Former Employment Arrangements”. The term of each employment agreement is for an unspecified duration and constitutes “at will” employment. During the term, the executives will continue to serve in their current positions as President and Chief Executive Officer for Mr. Karels; Chief Financial Officer and Executive Vice President for Mr. Chapman; and Chief Risk Officer and Executive Vice President for Mr. Ulenberg.
Each employment agreement provides for, among other things: (i) an annual base salary of $715,000 for Mr. Karels, $345,000 for Mr. Chapman and $285,000 for Mr. Ulenberg (effective retroactive to August 1, 2014), (ii) an annual incentive bonus with a target STI opportunity of 75% of base salary for Mr. Karels and 50% for Messrs. Chapman and Ulenberg (except that Mr. Ulenberg’s target STI opportunity for fiscal year 2014 is 30%), with the actual amount earned ranging from 0% to 200% of target based on actual achievement against performance metrics, (iii) annual long-term incentive compensation awards with a value of $670,000 for Mr. Karels, $225,000 for Mr. Chapman and $175,000 for Mr. Ulenberg for fiscal year 2015, and eligibility to receive future annual long-term incentive compensation awards in form and amount determined in the sole discretion of the board of directors and (iv) participation in our employee benefit and welfare plans. The annual long-term incentive compensation awards for fiscal year 2015 are 50% in the form of time-based restricted stock units that vest in three equal annual installments on each of the first three anniversaries of the grant date and 50% in the form of performance-based restricted stock units that cliff vest based on performance over a three-year performance period. Each of Messrs. Chapman and Ulenberg will also receive an additional $10,000 per month for twelve months as they transition from their international assignments.
The executives also received a special one-time grant of performance-based restricted stock units (the “IPO Grant”) immediately following the completion of our initial public offering with a value of $1,000,000 for Mr. Karels, $225,000 for Mr. Chapman and $175,000 for Mr. Ulenberg. The IPO Grant will cliff vest based on performance over a three-year performance period.
Upon a termination of any executive’s employment by the company without “cause” or by the executive for “good reason”, subject to a general release of claims in favor of the company, the executive will be entitled to: (i) a prorated annual incentive bonus for the year of termination based on actual performance, (ii) a severance payment equal to two times for Mr. Karels, and one times for Messrs. Chapman and Ulenberg, the sum of (A) the executive’s then-current annual base salary and (B) the executive’s then-current target annual incentive bonus, paid in 52 or 26 equal installments, respectively, in accordance with the company’s normal payroll practices, (iii) either (A) continued benefits under the company’s group healthcare, vision and dental plans through the second anniversary of termination of employment for Mr. Karels, and through the first anniversary for Messrs. Chapman and Ulenberg, or (B) a lump-sum payment (grossed up for applicable taxes) equal to 24 times for Mr. Karels, and 12 times for Messrs. Chapman and Ulenberg, the monthly COBRA cost of continued health and medical coverage and (iv) continued vesting of any outstanding equity compensation awards as if the executive had remained employed through the applicable vesting dates. In the event that the executive’s employment is terminated by the company without “cause” or by the executive for “good reason” within two years following a “change in control”, subject to a general release of claims in favor of the company, the executive will be entitled to the payments and benefits described above, except that (i) the severance payment will be paid in a lump sum and be equal to three times for Mr. Karels, and two times for Messrs. Chapman and Ulenberg, the sum of (A) the executive’s then-current annual base salary and (B) the executive’s then-current target annual incentive bonus, and (ii) in lieu of the benefits described in clause (iii) of the prior sentence, all executives will receive a lump-sum healthcare payment (grossed up for applicable taxes) equal to 24 times the monthly COBRA cost. In addition, the employment agreements provide that, notwithstanding anything to the contrary, the company will not be required to provide any payment or benefit that is prohibited by the Australian Corporations Act 2001 (Cth) in the absence of stockholder approval so long as NAB continues to hold shares of our Common Stock, or that would otherwise be a prohibited golden parachute payment within the meaning of Section 18(k) of the FDIA.
“Cause” generally means the executive’s: (i) conviction of, or plea of guilty or no contest to, any felony or any crime involving fraud, dishonesty or moral turpitude, (ii) engagement in gross misconduct that causes material financial or reputation harm to the company, (iii) repeated failure to substantially perform his duties and responsibilities to the company, (iv) material violation of any contract or agreement between the executive and the company or any written company policy or (v) disqualification or bar by any governmental or self-regulatory authority from serving in the capacity required by the executive’s job description, or loss of any governmental or self-regulatory license that is reasonably necessary for the executive to perform his duties or responsibilities.
“Good reason” generally means, in the absence of the executive’s written consent: (i) any material and adverse change in the executive’s position or authority with the company; (ii) the transfer of the executive’s primary work site to a new location that is more than 50 miles from that in effect immediately prior to such transfer; (iii) a diminution of the executive’s base salary by more than 10%, unless such diminution applies to all other senior executives or (iv) a material breach of the employment agreement by Great Western or our bank.
“Change in control” generally means the occurrence of any of the following events: (i) during any period of less than 36 months, individuals who constitute the board as of the beginning of the period (which we refer to as the incumbent directors) cease to constitute at least a majority of the board, (ii) any person is or becomes a beneficial owner, directly or indirectly, of 30% or more of the combined voting power of Great Western’s then-outstanding securities eligible to vote for the election of the board, (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Great Western that requires the approval of Great Western’s stockholders (generally excluding such an event with National Australia Bank Limited or any of its subsidiaries), (iv) the consummation of a sale of all or substantially all of Great Western’s assets (other than to National Australia Bank Limited or any of its subsidiaries) or (v) Great Western’s stockholders approve a plan of complete liquidation or dissolution of Great Western.
Each employment agreement also contains confidentiality and non-disparagement provisions, which apply indefinitely, and non-competition as well as client and employee non-solicitation provisions that apply during the term of the employment agreement and for one year following a termination of employment for any reason.
Former Employment Arrangements
Employment Agreement with Mr. Karels. We previously entered into an employment agreement with Mr. Karels, which became effective on January 16, 2014 and terminated when his current agreement became effective on October 20, 2014. During the term of the prior agreement, Mr. Karels also served as our President and Chief Executive Officer. Material terms of the employment agreement included: an annual base salary of $550,000 (with any increase at our and NAB’s sole discretion); eligibility to participate in the NAB STI Plan with a target opportunity equal to 75% of base salary; and eligibility to participate in our executive long-term incentive plan.
Had we terminated Mr. Karels’ employment without “cause” under his prior agreement, he would have been entitled to receive either fifty-two (52) weeks’ prior written notice or fifty-two (52) weeks of base salary in lieu of notice. “Cause” generally meant failure to comply with the terms and conditions of the employment agreement (including, without limitation, a formal indictment or charge with any felonious criminal violation, or violent crimes; conviction of any crime or offense involving monies or other property, or commission of fraud or embezzlement; willful or continual neglect or failure to discharge his duties; or violation of any material law, or any other conduct, which reveals or demonstrates behavior or character traits which are reasonably considered detrimental to us).
Had Mr. Karels become wholly disabled from continuing his duties of employment under his prior agreement, he would have been entitled to ninety (90) days of base salary and, at the conclusion of the ninety (90) days, would have been terminated by us. Had Mr. Karels’ employment been terminated due to death, his estate would have been entitled to the compensation which would otherwise would be payable to him up to the date of death.
The employment agreement also contained a confidentiality provision, which applied indefinitely, and non-competition restrictions which applied during the term of the employment agreement and for one year following Mr. Karels’ termination for any reason.
International Assignment Arrangements with Messrs. Chapman and Ulenberg. Mr. Chapman was seconded to us from NAB, and Mr. Ulenberg was seconded to us from Bank of New Zealand, for all of fiscal year 2014. Under their prior letter agreements, which terminated when their current agreements became effective on October 20, 2014, Messrs. Chapman and Ulenberg also served as our Chief Financial Officer and Chief Risk Officer, respectively. Material terms of their agreements included: an annual base salary of US$310,000 for Mr. Chapman and NZ$300,000 for Mr. Ulenberg; eligibility to participate in the NAB STI Plan with a target opportunity equal to 30%; and expatriate benefits in accordance with NAB’s international assignment policy. In addition, we increased Mr. Chapman’s annual base salary to US$320,012, effective January 1, 2014.
Potential Payments upon Termination or Change in Control
Other than the employment agreements described above, we do not currently have any agreements, plans or other arrangements that provide for payments to any of our named executive officers upon termination or a change in control.
Savings Plans
We maintain the Great Western Bancorporation, Inc. 401(k) Profit Sharing Plan and Trust, or the 401(k) Plan, which is a tax-qualified defined contribution savings plan, for the benefit of all eligible U.S. employees of the company (including Mr. Karels). Employee contributions, including after-tax contributions, are permitted by means of pay reduction. The 401(k) Plan also provides for discretionary employer matching contributions and discretionary employer profit sharing contributions. During fiscal year 2014, the company matched 100% of employee contributions up to 2.5% of a participant’s plan compensation, and made a discretionary profit sharing contribution of 4.25% ($2,082,406) allocated proportionately to eligible participants based on their 2014 plan compensation. All employee contributions and earnings on employee contributions are at all times fully vested. Beginning with the second year of service, employer matching contributions and employer profit sharing contributions are vested at a rate of 25% per year of service and are completely vested after five years of service.
In addition, during fiscal year 2014, NAB contributed to a defined contribution superannuation fund on behalf all eligible Australian employees (including Mr. Chapman) in an amount equal to 10.0% of the employee’s 2014 base salary, up to the maximum contribution base determined by the Australian Taxation Office. All eligible New Zealand employees (including Mr. Ulenberg) participate in a New Zealand superannuation scheme, pursuant to which Bank of New Zealand provides an employer matching contribution equal to 5% of the employee’s 2014 base salary into a defined contribution retirement plan.
Pension Benefits; Nonqualified Deferred Compensation
We do not currently offer any defined pension plans or any nonqualified deferred compensation plans to our named executive officers.

Director Compensation
The following table provides information concerning the compensation of each non-employee director for service on our board in fiscal year 2014. Directors who are employees of us or any of our affiliate companies (including NAB) did not receive, and will not receive, any compensation for their services as directors of our board.

Name	Fees Earned or Paid in Cash (1)	Total
Frances Grieb	$12,000	$12,000
Andrew Hove	10,500	10,500
Dan Rykhus	12,250	12,250

(1)    The amounts in this column were paid on July 1, 2014 for service from the date our board was formed on July 30, 2014 through September 30, 2014.
In connection with our initial public offering, we adopted a directors’ compensation program that provides the following compensation for independent non-employee members of our board:

•	an annual cash retainer of $30,000;

•
an annual equity award in the form of immediately vested restricted stock units with a value of $60,000 for the initial grant following our initial public offering and until the board consists of at least a majority of independent directors and $40,000 for annual grants thereafter;

•	an additional annual cash retainer of $12,000 for the chair of the audit committee;

•	an additional annual cash retainer of $10,000 for the chair of the compensation committee;

•	an additional annual cash retainer of $6,000 for each of the chairs of the corporate governance and nominating committee and risk committee; and

•
an additional annual membership fee of $6,000 for each member of the audit committee and/or compensation committee, and of $3,000 for each member of the corporate governance and nominating committee and/or risk committee.

The independent non-employee directors also received a grant of performance-based restricted stock units in fiscal year 2015 immediately following our initial public offering with a value of $40,000, which will cliff vest based on performance over a three-year performance period. We also reimburse all directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including without limitation travel expenses in connection with their attendance in-person at board and committee meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
The following table sets forth the beneficial ownership of the Company’s Common Stock, as of December 29, 2014, for each director, director nominee and named executive officer, for all directors and executive officers as a group and stockholders of the Company owning more than 5% of the Company’s outstanding Common Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Ownership as a Percentage of Common Stock
Ken Karels (1)	50,000	*
Nathan Butler	—	*
Frances Grieb (2)	3,333	*
Andrew Hove (2)	4,333	*
Rolfe Lakin	—	*
Richard Rauchenberger	—	*
Danial Rykhus (2)	3,333	*
Richard Sawers	—	*
Peter Chapman (3)	3,500	*
Stephen Ulenberg (4)	2,100	*
Directors, Director Nominees and Executive Officers (14 persons)	73,244 (1)(2)(3)(4)(5)	*
National Australia Bank (6)	39,486,114	68.2%
* Less than 1.0%, based on 57,886,114 total outstanding shares as of December 1, 2014.

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each stockholder listed below is c/o Great Western Bancorp, Inc., 100 N. Phillips Ave, Sioux Falls, South Dakota 57104.
(1) Excludes 74,167 shares of Common Stock underlying performance stock units and 18,611 shares of Common Stock underlying restricted stock units granted to Mr. Karels on October 20, 2014 in connection with the Offering under the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan, which are subject to vesting.
(2) Shares beneficially owned represent shares of Common Stock underlying restricted stock units granted to each of the identified directors in connection with the offering under the Great Western Bancorp, Inc. 2014 Non-Employee Director Plan and which vested immediately upon grant. Shares beneficially owned excludes for each of Ms. Grieb and Messrs. Hove and Rykhus, 2,222 shares of Common Stock underlying performance stock units granted in connection with the Offering under the Great Western Bancorp, Inc. 2014 Non-Employee Director Plan, which are subject to vesting.
(3) Excludes 18,750 shares of common stock underlying performance stock units and 6,250 shares of Common Stock underlying restricted stock units to be granted to Mr. Chapman in connection with the Offering under the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan which are subject to vesting.
(4) Excludes 14,583 shares of Common Stock underlying performance stock units and 4,861 shares of Common Stock underlying restricted stock units to be granted to Mr. Ulenberg in connection with the Offering under the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan, which are subject to vesting.
(5) Beneficial ownership of each executive officer other than our named executive officers excludes shares of Common Stock underlying performance stock units and restricted stock units granted in connection with the Offering under the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan, which are subject to vesting.
(6) Based on information obtained from a Schedule 13D filed jointly by NAB, National Equities Limited (“NEL”) and National Americas Holdings LLC (“NAH”) with the SEC on October 29, 2014 reporting beneficial ownership as of October 20, 2014. According to this report, NAB’s business address is Level 1, 800 Bourke Street, Docklands, Victoria 3008. NAB, NEL and NAH disclosed in the report that they have shared voting power over all 39,486,114 shares.

RELATED PARTY TRANSACTIONS
We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our Common Stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We generally refer to transactions with these related persons as “related party transactions.”
Related Party Transaction Policy
Our Board adopted a written policy in September 2014 governing the review and approval of transactions with related parties that will or may be expected to exceed $120,000 in any fiscal year. The policy calls for the related person transactions to be reviewed and, if deemed appropriate, approved by our Audit Committee. Starting in fiscal year 2015, upon determination by the General Counsel of the Company that a transaction requires review under the policy, the material facts are to be presented to the Audit Committee. In determining whether or not to approve a related person transaction, our Audit Committee will take into account, among relevant other factors, whether the related person transaction is in our best interests, whether it involves a conflict of interest and the commercial reasonableness of the transaction. In the event a member of our audit committee is not disinterested with respect to the related person transaction under review, that member may not participate in the review, approval or ratification of that related person transaction.
Certain decisions and transactions are not subject to the related person transaction approval policy, including: (i) decisions on compensation or benefits relating to directors or executive officers and (ii) indebtedness to us in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to us and not presenting more than the normal risk of collectability or other unfavorable features.
Relationship and Related Party Transactions with NAB
Prior to the completion of the Offering, we were an indirect, wholly owned subsidiary of NAB, and NAB continues to be our majority stockholder. NAB is a large financial institution incorporated in Australia and listed on the Australian Securities Exchange with operations in Australia, New Zealand, the United Kingdom, the United States and parts of Asia. On August 29, 2014 in Australia, NAB announced that it intends to divest itself of our bank over time, subject to market conditions. NAB’s announced divestiture of our bank is consistent with its strategy of focusing on its core Australian and New Zealand franchises.
In connection with the Offering, we and NAB entered into certain agreements that provide a framework for our ongoing relationship, including a Stockholder Agreement governing NAB’s rights as a stockholder, a Transitional Services Agreement pursuant to which NAB continues to provide us with certain services for a transition period, and a Registration Rights Agreement requiring that we register shares of our Common Stock beneficially owned by NAB under certain circumstances.
Stockholder Agreement
The Stockholder Agreement governs the relationship between NAB and us following the Offering, including matters related to our corporate governance and NAB’s right to approve certain actions we might desire to take in the future.

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Corporate Governance. Until such time as NAB ceases to beneficially own at least 5% of our outstanding Common Stock, NAB is entitled to designate individuals for nomination and election to our Board. The number of designees depends on the level of NAB’s beneficial ownership of our outstanding Common Stock and Non-Voting Common Stock. Prior to the earlier of (i) the date NAB ceases to control us for purposes of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), as provided for in a written determination from the Federal Reserve to NAB or as provided for in a written notice by NAB to the Company to such effect, which we refer to in this Proxy Statement as the “Non-Control Date, and (ii) the one-year anniversary of the first date when NAB ceases to directly or indirectly beneficially own at least 50% of our outstanding Common Stock, which date of share ownership cessation we refer to in this Proxy Statement as the “Less Than Majority Holder Date,” we and NAB will together use our best efforts to ensure that a majority of our board of directors consists of NAB Directors. NAB has informed us that it currently intends to seek a non-control determination from the Federal Reserve with respect to NAB’s ownership interest in us at such time as it believes there is a reasonable opportunity to obtain such a non-control determination and the benefits of such a non-control determination to NAB outweigh the loss of the governance and consent rights described in this section. We and NAB believe that NAB will not have a reasonable opportunity to seek such a determination until NAB owns less than 25% of our outstanding Common Stock, although NAB’s ownership interest may need to be substantially less than 25% in order for NAB to obtain a non-control determination.
From and after the one-year anniversary of the Less Than Majority Holder Date, our Board will be required to consist of a majority of independent directors, consistent with NYSE listing standards. From and after the one-year anniversary of the Less Than Majority Holder Date, if the Non-Control Date has not occurred, NAB has the right to designate for nomination and election a number of individuals equal to the number of independent directors nominated to serve on our Board (other than any independent directors who are NAB Directors) minus two until the Non-Control Date. As a result, from and after the one-year anniversary of the Less Than Majority Holder Date until the Non-Control Date, our Board will consist of a majority of independent directors (other than any independent directors who are NAB Directors), our President and Chief Executive Officer and the NAB Directors. Following the Non-Control Date, NAB will have the right to designate one nominee for election to our Board as long as NAB continues to beneficially own at least 5% of our outstanding Common Stock and Non-Voting Common Stock.
NAB is also entitled to have its designees to our Board serve on the Audit Committee, Governance Committee, Compensation Committee, Risk Committee and Executive Committee of our Board under certain circumstances. The composition of these committees is more fully described above under “Committees of Our Board of Directors.”
Until the earlier of (i) the Non-Control Date and (ii) the one-year anniversary of the Less Than Majority Holder Date, and subject to any applicable laws or regulations, NAB has the right to appoint up to two directors to serve on the board of directors of our bank subsidiary. The Stockholder Agreement prohibits NAB from appointing more than 25% of the members of our bank subsidiary. In addition, until the earlier of (i) the Non-Control Date and (ii) the one-year anniversary of the Less Than Majority Holder Date, we will not, nor will we cause our bank subsidiary to, reduce the size of the board of directors of our bank subsidiary to fewer than eight members without the prior consent to NAB. Prior to the Non-Control Date, any NAB Director will be entitled to attend any meeting of the board of our bank subsidiary as a non-voting observer.

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Stockholder Approval Rights. Until the Non-control Date, we will be required to obtain NAB’s prior written approval before undertaking (or permitting or authorizing any of our subsidiaries to undertake) various significant corporate actions, including engaging in certain business activities, entrance into mergers or consolidations, acquiring or disposing of assets, liabilities or securities with a value in excess of certain thresholds, entrance into amendments to or terminations of material agreements or policies, issuance of capital stock (subject to certain exceptions), incurrence or guarantee of indebtedness in excess of certain thresholds (subject to certain exceptions), amend any of our or any of our subsidiaries’ constituent documents (i.e., certificate of incorporation and bylaws), materially change the scope of our business as conducted immediately prior to the completion of the Offering, terminating our or our bank’s Chief Executive Officer or Chief Financial Officer (other than for cause), increase or decrease the size of our Board, and engaging in certain other significant transactions.

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Information Rights. As long as NAB is required under applicable accounting standards to consolidate our financial statements with theirs, and in any case for all financial periods commencing before the earlier of (i) the Non-Control Date and (ii) the one-year anniversary of the Less Than Majority Holder Date, we will be required to provide to NAB information and data relating to our business and financial results, including access to our personnel, data and systems, in the same manner and to the same extent as we provided immediately prior to the Offering. In addition, during this period, we and our subsidiaries will be required to maintain accounting principles, systems and reporting formats that are consistent with NAB’s financial accounting practices in effect as of the completion of the Offering, and in good faith to consider any changes to such principles, systems or reporting formats requested by NAB. Furthermore, the Stockholder Agreement requires us during this time to maintain appropriate disclosure controls and procedures and internal control over financial reporting, and to provide quarterly certifications from our relevant officers and employees regarding such matters in accordance with NAB’s internal standards, and to inform NAB promptly of any events or developments that might reasonably be expected to materially affect our financial results. After NAB is no longer required to consolidate our financial statements with theirs, we must continue to provide NAB with certain information and data relating to our business and financial results, including access to our personnel, data and systems, to the extent required by NAB to meet its legal, financial or regulatory obligations or requirements (as determined by NAB in its reasonable judgment) for as long as NAB is required under applicable accounting standards to account for its investment in us under the equity accounting method.
The Stockholder Agreement also provides that, until the Non-Control Date, NAB has certain access and cooperation rights with respect to the independent public registered accounting firm responsible for the audit of our financial statements and to our internal audit function, both we and NAB are prohibited from taking any action that could cause the other party’s auditor to not be independent, and we and NAB must consult and coordinate with each other with respect to public disclosures and filings, including in connection with our quarterly and annual financial results.
In addition, for a period of ten years following the Non-Control Date, subject to an extension of up to five years upon the demonstration of a legal, tax or regulatory requirement for such extension, we and NAB have mutual rights with respect to any information and access each may require in connection with regulatory or supervisory reporting obligations or inquiries.

•	Share Exchange. At NAB’s option, we will be required to exchange some or all of the outstanding Common Stock beneficially owned by NAB for an equal number of shares of our Non-Voting Common Stock.

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Directors and Officer Indemnification and Insurance. Until at least the last day on which a NAB director, officer or employee, or a person designated by NAB to be a member of our board of directors, is our employee or officer, or a member of our board of directors, we will indemnify each such officer, employee or director indemnification to the greatest extent permitted by Section 145 of the Delaware General Corporation Law and other applicable law. In addition, we are required to provide NAB directors, officers or employees serving as our officers or employees or as members of our Board with agreed insurance coverage with respect to director and officer liability, fiduciary liability and liability under U.S. federal and state securities laws until the last day on which a NAB director, officer or employee, or a person designated by NAB to be a member of our Board, is our employee or officer, or a member of our Board.

•	Indemnification. We and NAB each will indemnify the other and the other’s subsidiaries for breaches of the Stockholder Agreement.

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Non-Competition. Until the two-year anniversary of the earlier of (i) the Non-Control Date and (ii) the one-year anniversary of the Less Than Majority Holder Date, neither NAB nor any of its subsidiaries will be permitted to control, for purposes of the BHC Act, a bank or insured institution with a main office or one or more branches in any of our states; or own, manage or operate, or participate in the ownership, management or operation of, any business principally engaged in consumer lending to individuals or in lending to businesses in our states with total annual revenues of less than $250 million. These restrictions are subject to certain exceptions and will not apply to any business or activity conducted by NAB New York Branch during the five years preceding the date of the Stockholder Agreement.

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Non-Solicitation. Neither NAB nor any of its subsidiaries is permitted to solicit for employment or hire any of our officers or employees or any officer or employee of our subsidiaries. This restriction will remain in effect until the second anniversary of the earlier of the Non-Control Date and the one-year anniversary of the Less Than Majority Holder Date and is subject to certain customary exceptions, including exceptions for general solicitations, persons no longer employed by us or our subsidiaries and persons that approach NAB and its subsidiaries on an unsolicited basis.

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Other Provisions. The Stockholder Agreement may not be assigned by either party, except with the other party’s written consent, and also contains covenants and provisions with respect to confidentiality of our and NAB’s information, subject to certain exceptions permitting our directors to share information with NAB and APRA; restrictions on our ability to take any actions that would cause NAB or any of its subsidiaries to violate any applicable law or regulation; our obligation to consult with NAB prior to issuing any internal communications which could reasonably be expected to be material either to NAB or to NAB’s control of us for purposes of the BHC Act.

NAB’s concentration of voting power and veto rights could deprive our stockholders of an opportunity to receive a premium for their shares of Common Stock as part of a sale of Great Western, and could affect the market price of our Common Stock. NAB’s interests may differ from our interests or those of our other stockholders. NAB will have access to our internal information in the same manner and to the same extent as we provided immediately prior to the Offering and may affect the management of our business, or exercise its voting power, consent rights or information access in a manner unfavorable to our other stockholders. In addition, although the Stockholder Agreement may only be assigned with the written consent of both parties, NAB, as our controlling stockholder, has the ability to cause us to consent to NAB’s assignment of its rights under the Stockholder Agreement. Such assignment could be to one or more persons whose interests may differ from ours, including a direct or indirect competitor who may use the rights to harm our business and our stockholders. Accordingly, NAB’s control over us and the consequences of such control could have a material adverse effect on our business and business prospects and negatively impact the trading price of our Common Stock.
Transitional Services Agreement
The Transitional Services Agreement with NAB governs the continued provision of certain services to us by NAB for the applicable transition period, including the provision of the following services:

•	access to computer databases and risk modeling applications and simulations that we deploy as part of our risk management framework;

•	continuing to act as counterparty to us on any interest rate swaps we may desire to obtain for purposes of hedging our loan portfolio;

•	daily and month-end fair value calculations for use in our month-end accounting of certain of our loans and interest rate swaps;

•	access to systems and applications used to report financial information and risk positions to NAB for consolidation in NAB’s overall financial results and risk management processes;

•	certain risk, credit rating and tax oversight currently provided to us by NAB New York Branch through its systems;

•	certain insurance coverage for us and our operations under NAB’s group-wide insurance policies; and

•	access to a specialized data circuit used for our computer systems.
Interest Rate Swaps. NAB London Branch currently acts as counterparty for all our interest rate swaps. As of September 30, 2014, the total notional amount of swaps outstanding was approximately $978.3 million. Based upon a periodic review we have undertaken in consultation with a third party alternative pricing source, we believe these swaps were entered into on commercially reasonable terms that could have been negotiated with an independent third party. During fiscal year 2014, we entered into new lending relationships with our customers that generated approximately $2.8 million in revenue related to our interest rate swaps, of which approximately $0.8 million was paid to us by NAB London Branch under the terms of our revenue sharing relationship with NAB London Branch. We plan to continue to hold our existing interest rate swap portfolio to maturity with NAB London Branch continuing to serve as counterparty. As of September 30, 2014, the average remaining duration on our interest rate swaps with NAB London Branch was 6.56 years.

The Transitional Services Agreement provides that until the one-year anniversary of the Less Than Majority Holder Date, NAB London Branch will continue to act as counterparty on any interest rate swaps we may desire to obtain consistent with past practice, on terms set in a manner consistent with past practice and based on then-prevailing market terms. During this period, we also expect to begin contracting with one or more third parties to act as counterparty on new interest rate swaps, although we expect to continue to transact with NAB London Branch as well. By the one-year anniversary of the Less Than Majority Holder Date, we expect to develop relationships with counterparties other than NAB London Branch sufficient to permit us to continue entering into interest rate swaps in the future. We do not anticipate that our costs of entering into these swap transactions with third party counterparties will be materially different than our costs of entering into these swap transactions with NAB London Branch.
Fair Value Calculations. From the completion of the Offering until the maturity of our interest rate swap portfolio held with NAB London Branch, NAB will continue to provide us with fair value calculations used in the mark-to-market accounting of certain of our loans and interest rate swaps for financial and regulatory reporting purposes. No commission or other payment was made for these services during fiscal year 2014, and we are not required to pay for these services under the terms of the Transitional Services Agreement.
Systems and Application Access. We are currently a consolidated subsidiary of NAB for purposes of its financial and regulatory reporting. Accordingly, NAB provides us access to systems and applications used by NAB to report and consolidate its aggregate financial results and risk positions across its enterprise until, depending on the nature of the particular system or application, either (i) the Non-Control Date or (ii) the one-year anniversary of the Less Than Majority Holder Date. During fiscal year 2014, we paid NAB approximately $0.1 million in fees for these services. We expect the fees we will pay for these services under the Transitional Services Agreement will be materially consistent with the fees we paid as a wholly owned subsidiary of NAB. We will not require these services once our financial results are no longer consolidated by NAB.
Risk, Credit Rating and Tax Oversight. NAB continues to provide us with certain risk, credit rating and tax oversight currently provided to us and recorded through NAB’s systems by NAB employees. During the period when these services are being provided, we expect to engage one or more additional third party vendors to begin providing similar services to ensure an orderly transition following NAB’s cessation of these services, which will result in some duplicate costs for a period of time during the transition period, which we do not expect will be material. NAB will continue to provide all of these services, other than tax oversight services, until the Non-Control Date, and will continue providing tax oversight services until the one-year anniversary of the Less Than Majority Holder Date. During fiscal year 2014, we paid NAB approximately $0.2 million in fees for these services. We expect the fees we will pay for these services under the Transitional Services Agreement will be materially consistent with the fees we paid as a wholly owned subsidiary of NAB.
Insurance. Until one year after the Less Than Majority Holder Date, NAB will continue to provide us with various insurance-related services. The fees we will pay for these services under the Transitional Services Agreement will be based on prevailing market rates.
Other Provisions. We and NAB are working together in good faith to mutually agree to migration plans for each of the services being provided under the Transitional Services Agreement. We may terminate any of the services provided under the Transitional Services Agreement earlier, however, as mutually agreed by both us and NAB, upon our delivery of at least 60 days’ prior written notice to NAB or in certain other circumstances, provided that in such case we will be responsible for any fees or expenses incurred by NAB as a result of such termination.
Except for breaches of certain intellectual property licenses, breaches of confidentiality and data protection provisions and breaches of applicable law in connection with provision or receipt of the services being provided under the Transitional Services Agreement, neither we nor NAB will be liable for claims in connection with or arising out of the Transitional Services Agreement in an aggregate amount exceeding the aggregate payments made for services under the Transitional Services Agreement.
Although we believe the Transitional Services Agreement contains commercially reasonable terms (including fees for the services provided) that could have been negotiated with an independent third party, the terms of the agreement may later prove to be more or less favorable than arrangements we could make to provide these services internally or to obtain them from unaffiliated service providers in the future.
Registration Rights Agreement
Pursuant to the Registration Rights Agreement, upon NAB’s request, we will use our reasonable best efforts to file a registration statement for, and effect the registration under applicable federal and state securities laws of, any shares of our Common Stock beneficially owned by NAB or its wholly owned subsidiaries following the Offering. The rights of NAB and its majority-owned subsidiaries under the Registration Rights Agreement remain in effect with respect to all shares covered by the agreement until those shares are sold pursuant to an effective registration statement under the Securities Act, sold pursuant to Rule 144 of the Securities Act to someone other than NAB or its wholly owned subsidiaries, transferred in a transaction where subsequent public distribution of the shares would not require registration under the Securities Act or no longer outstanding.
Demand Registration. NAB may request registration under the Securities Act of all or any portion of our shares covered by the agreement and we will be obligated, subject to limited exceptions, to use reasonable best efforts to register such shares as requested by NAB. NAB may request that we complete five demand registrations while the agreement is in effect subject to limitations on, among other things, minimum offering size. NAB may designate the terms of each offering effected pursuant to a demand registration, subject to market “cut-back” exceptions regarding the size of the offering. Subject to certain exceptions, we may delay the filing of a registration statement after a demand request has been made if at the time of such request our Board determines that such registration or offering would materially interfere with or jeopardize any pending or proposed material transaction or would materially adversely affect us.
Piggyback Registration. Prior to the Non-Control Date, we may only register Common Stock for our own account in limited circumstances. If we, at any time after the Non-Control Date, intend to file on our behalf or on behalf of any of our other security holders a registration statement in connection with a public offering of any of our securities on a form and in a manner that would permit the registration for the offer and sale of our Common Stock held by NAB, NAB will have the right to include its shares of our Common Stock in that offering if we continue to pursue it. NAB’s ability to participate in any such offering will be subject to market “cut-back” exceptions.
S-3 Registration. When we are eligible to use a registration statement on Form S-3 under the Securities Act, or a Form S-3, NAB will be able to request such registration and we will be obligated, subject to limited exceptions, to use reasonable best efforts to file the Form S-3 and cause it to become effective. NAB may request that we complete three S-3 registrations while the agreement is in effect subject to limitations on, among other things, minimum offering size. NAB may sell shares of our Common Stock that it beneficially owns upon not less than three business days’ prior notice to us, subject to market “cut-back” exceptions regarding the size of the offering. Subject to certain exceptions, we may delay the filing of a registration statement after an S-3 registration request has been made in the same circumstances as we may do so for demand registrations.
Registration Procedures Expenses. We are generally responsible for all registration expenses, including expenses incurred by NAB, in connection with the registration, offer and sale of securities under the Registration Rights Agreement. NAB is responsible for any applicable underwriting discounts or commissions. The Registration Rights Agreement sets forth customary registration procedures, including an agreement by us to make our management available for road show presentations in connection with any underwritten offerings. We also agreed to indemnify NAB and its permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us for use in the registration statement by NAB or wholly owned subsidiaries of NAB.
Indebtedness Held by NAB and Its Affiliates
In connection with NAB’s acquisition of us in 2008, Great Western issued to NAB New York Branch a $35.8 million subordinated capital note due on June 3, 2018. Interest on the note is payable quarterly and accrues at a rate equal to the London inter-bank offered rate, or LIBOR, for three-month U.S. dollar deposits plus 205 basis points. The interest rate on the note is recalculated every quarter and was 2.2836% at September 30, 2014. We paid $0.8 million in interest on the note during the year ended September 30, 2014. Subject to receipt of regulatory approval, we may prepay the note at any time, in whole but not in part, without penalty. Great Western has a $10.0 million revolving line of credit issued by NAB, which is due on demand. Amounts outstanding under the line of credit bear interest at a rate equal to LIBOR for three-month U.S. dollar deposits plus 125 basis points, with interest payable quarterly. The interest rate is recalculated every quarter and was 1.4067%% at September 30, 2014. There were outstanding advances of $5.5 million on this line of credit at September 30, 2014. We incurred $0.1 in interest on outstanding amounts under the line of credit during the year ended September 30, 2014. We may prepay all amounts outstanding under the revolving line of credit without penalty.
Other Related Party Transactions with NAB and its Affiliates
Prior to the Offering, NAB provided certain of our employees with restricted shares of NAB common stock in connection with the satisfaction of short- and long-term incentive goals. We record a liability in favor of NAB based on the value and vesting schedule of the issued shares. The aggregate amount of this liability was $0.8 million as of September 30, 2014. These restricted shares continue to vest in accordance with their terms, and we will provide NAB with any information NAB reasonably requests to permit vesting of these shares in accordance with their terms. NAB will also provide us with information regarding the value, vesting schedule and outstanding amount of restricted shares upon our reasonable request.

Prior to the Offering, our Chief Financial Officer and Chief Risk Officer were employees of NAB or its subsidiary, Bank of New Zealand. In connection with the Offering, we entered into employment agreements with our Chief Financial Officer and Chief Risk Officer, whose employment with NAB, or Bank of New Zealand, as applicable, terminated. Our Chief Credit Officer is a NAB employee and our Head of Credit—Agribusiness is a Bank of New Zealand employee, both of whom were temporarily seconded to work with us beginning in November 2010 and December 2010, respectively, and continuing through December 31, 2014. We have generally been responsible for paying the salary and benefits of these individuals while they were or continue to be NAB or Bank of New Zealand employees. In addition, an employee of NAB New York Branch who works from our offices in Omaha, NE assists us in providing pricing terms for certain of our long-term fixed-rate loans for which we enter into interest rate swaps. We do not pay any portion of this person’s salary or benefits. We will continue to receive services provided by this person under the Transitional Services Agreement.

During fiscal year 2014, NAB apportioned to its U.S. operations, including us, certain costs associated with NAB’s compliance with rules implemented pursuant to authority granted under the Dodd-Frank Act. These costs were apportioned based on the aggregate amount of assets of each of NAB’s U.S. operations relative to the total assets of all of NAB’s U.S. operations. During fiscal year 2014, we paid NAB approximately $0.2 million related to these apportioned costs.
NAB has paid or reimburse all fees and expenses we incurred in connection with the Offering in the amount of approximately $1.9 million. This amount includes reimbursement of audit fees of approximately $1.3 million incurred in connection with the Offering which consisted of incremental audit fees, fees incurred relating to the consent and comfort letter, and fees with respect to the review of the registration statement and interim financial statements, and an additional $0.6 million of fees and expenses which consisted of consulting fees, marketing fees, listing fees, and related expenses.
On September 30, 2014, Great Western had an income tax payable to NAI for $4.9 million.
Other Related Party Transactions
In the ordinary course of our business, we have engaged and expect to continue engaging in ordinary banking transactions with our directors, executive officers, their immediate family members and companies in which they may have a 5% or more beneficial ownership interest, including loans to such persons. Any loan we have was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time such loan was made as loans made to persons who were not related to us. These loans do not involve more than the normal credit collection risk and do not present any other unfavorable features.

Mr. Karels’ son owns a 22.5% interest in Sioux Falls Financial Services, LLC, which leases to us certain property in South Dakota we use as an operations center. The lease agreement for this property commenced on April 1, 2011 and contains customary and standard terms for similar lease arrangements. The term of the lease runs through March 31, 2020, at which point we have the option to renew the lease for an additional five year term. During fiscal year 2014, payments under this lease totaled approximately $0.2 million.
At our request, the underwriters reserved for sale, at the initial public offering price, up to 5% of the shares offered by the Offering for sale to some of our directors, officers, employees, friends, family and customers through a reserved share program. A total of 130,880 shares were purchased in the reserved share program for a total consideration of approximately $2.4 million.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires directors, executive officers and greater than 10% beneficial owners of the Company’s Common Stock to file reports concerning their ownership of and transactions in such Common Stock. Based on a review of these reports filed by the Company’s officers and directors, the Company believes that its officers and directors complied with all filing requirements under Section 16(a) of the Exchange Act during fiscal year 2014.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence requirements of applicable SEC regulations and the NYSE’s listing standards for audit committee members, has furnished the following report:
The Audit Committee (the “Committee”) provides oversight of the Company’s financial reporting process on behalf of the Board. The role and responsibilities of the Committee are set forth in a written charter adopted by the Board. The charter was adopted on July 30, 2014 and amended on September 26, 2014 to include responsibilities required of a public company in connection with the Company’s initial public offering. Management is responsible for the Company’s internal control over financial reporting, the financial reporting process and the Company’s Consolidated Financial Statements. Ernst & Young LLP, the Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s Consolidated Financial Statements in accordance with auditing standards promulgated by the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon. The members of the Committee are not professionally engaged in the practice of accounting or auditing: as noted above, the Committee’s responsibility is to monitor and oversee these processes.
In this context, the Committee met with management and Ernst and Young LLP to discuss the 2014 audited Consolidated Financial Statements. Management represented to the Committee that the Company’s audited Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee reviewed and discussed the audited Consolidated Financial Statements with management and Ernst & Young LLP. The Committee also discussed with Ernst & Young LLP matters required to be discussed by PCAOB Auditing Standard No. 16 (communications with Audit Committees), including their judgments about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of critical accounting estimates and judgments in the Company’s Consolidated Financial Statements, and the disclosures in the Consolidated Financial Statements, including disclosures relating to significant accounting policies.
The Committee also received the written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding the independent auditors’ communications with the Committee concerning independence, and discussed and confirmed with Ernst & Young LLP their independence from the Company and its management.
The Committee relies, without independent verification, on the information provided to the Committee and on the representations made by management, internal auditors and the independent auditor. Based on discussions with the Company’s management, internal auditors and Ernst & Young LLP, as well as the review of the representations given to the Committee and Ernst & Young LLP’s reports, the Committee recommended to the Board of Directors, and the

Board of Directors has approved, that the audited Consolidated Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2014, for filing with the SEC.

Audit Committee Members
Frances Grieb    Daniel Rykhus    Andrew Hove

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, as auditors for the Company for the fiscal year ended September 30, 2015. The Board and the Audit Committee recommend that stockholders ratify the appointment of Ernst & Young LLP as independent auditors for the Company. The Company’s organizational documents do not require that stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Board believes such ratification is a matter of good corporate practice. If stockholders do not ratify the appointment, the Audit Committee will reconsider its selection but may still retain Ernst & Young LLP. Ernst & Young LLP has served as the independent registered public accounting firm for the Company since 2011. One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from stockholders.
Required Vote
Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015 requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against ratification.
THE BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015.

PRINCIPAL ACCOUNTANT FEES
The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements at and for the fiscal years ended September 30, 2014 and 2013 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2014	2013
Audit Fees (1)	$2,255,473	$591,889
Audit Related Fees (2)	70,000	74,000
Tax Fees (3)	—	37,043
All Other Fees	—	—
Total	$2,325,473	$702,932

(1) Includes annual review and audit of the Company's financial statements as well as services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements. For fiscal year 2014, this amount includes $1,255,473 of fees incurred in connection with our Offering, which consisted of incremental audit fees, fees relating to the consent and comfort letter and fees with respect to the review of the registration statement and interim financial statements, all of which were reimbursed by NAB.
(2) Represents fees for compliance audits.
(3) Represents fees for tax services incurred in connection with tax compliance matters.
The Audit Committee Charter requires the pre-approval of all fees and services to be provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has sole authority, without action by the Board, for the review and approval of such services and fees. Since the Audit Committee had not been formed prior to the retention of our independent auditors to perform the audit, audit-related, tax and other services referenced above for fiscal years 2014 and 2013, these fees and services were ultimately approved by NAB, our then sole shareholder. In fiscal year 2015, all such fees and services are required to come before the Audit Committee for pre-approval.

OTHER BUSINESS
As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote each proxy, to the extent entitled, in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING
Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2016 Annual Meeting of Stockholders must submit their proposals by certified mail, return receipt requested, and must be received by the Corporate Secretary at our principal offices in Sioux Falls, South Dakota, on or before September 7, 2015, to be eligible for inclusion in our proxy statement and proxy card relating to that meeting. In the event that we hold our 2016 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary date of the Annual Meeting, we will disclose the new deadline by which stockholders’ proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.
In accordance with the Company’s Bylaws, proposals of stockholders intended to be presented at the 2016 Annual Meeting of Stockholders (other than director nominations) must be received by the Company’s Secretary no later than November 11, 2015, nor earlier than October 12, 2015 provided that if the 2016 Annual Meeting is held more than 30 days before, or 60 days after, February 9, 2016, such notice must be given by the later of the close of business on the date 90 days prior to the meeting date or the tenth day following the date the meeting date is first publicly announced or disclosed. Furthermore, in order for any stockholder to properly propose any business for consideration at the 2016 Annual Meeting, including the nomination of any person for election as a director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the stockholder’s intention to make such proposal must be furnished to the Company in accordance with and including such information required by the Company’s Bylaws. A copy of the Company’s Bylaws is available on our website at www.greatwesternbank.com.
The Governance Committee considers nominees recommended by stockholders as candidates for election to the Board using the same criteria as candidates selected by the Governance Committee discussed in “Proposal No. 1 Election of Directors.” A stockholder wishing to nominate a candidate for election to the Board at an annual meeting is required to give written notice to the Company’s Secretary of his or her intention to make a nomination in accordance with the requirements contained in the Company’s Bylaws. Pursuant to the Company’s Bylaws, notice of director nominations to be presented at the 2016 Annual Meeting of Stockholders must be received by the Company’s Secretary no later than November 11, 2015, nor earlier than October 12, 2015 provided that if the 2016 Annual Meeting of Stockholders is held more than 30 days before, or 60 days after, February 9, 2016, such notice must be given by the later of the close of business on the date 90 days prior to the meeting date or the tenth day following the date the meeting date is first publicly announced or disclosed. If the number of directors to be elected to the Board is increased and either all of the nominees for director or the size of the increased Board is not publicly announced or disclosed by the Company at least 100 days prior to the first anniversary of the preceding year’s annual meeting, notice of any stockholder nominees to serve as directors for any newly created positions resulting from the increased size may be delivered to the Company’s Secretary no later than the close of business on the tenth day following the first date all of such nominees or the size of the increased Board shall have been publicly announced or disclosed. A copy of the Company’s Bylaws is available on our website at www.greatwesternbank.com.

DISTRIBUTION OF CERTAIN DOCUMENTS
This Proxy Statement and our 2014 Annual Report to Stockholders are available at www.greatwesternbank.com.
The Annual Report of Great Western Bancorp, Inc. for the fiscal year ended September 30, 2014 (the “2014 Annual Report”), which includes our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, is being made available with this Proxy Statement to our stockholders. Stockholders are referred to the 2014 Annual Report for financial and other information about us. The 2014 Annual Report is not a part of this Proxy Statement. This Proxy Statement and the 2014 Annual Report are also available on our website at www.greatwesternbank.com.
We are required also to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our website at www.greatwesternbank.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including this Proxy Statement, the 2014 Annual Report and our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, without charge to any stockholder upon written request or verbal request to our Company’s Corporate Secretary 100 N. Phillips Ave., Sioux Falls, South Dakota 57104; (605) 334 – 2548; or toll free at (800) 952 – 2043.

BY ORDER OF THE BOARD OF DIRECTORS
Donald J. Straka
Corporate Secretary

A copy of the Company’s 2014 Annual Report as filed with the SEC is being furnished together with this Proxy Statement. The Company’s 2014 Annual Report does not form any part of the material for the solicitation of proxies.

Great Western Bancorp, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 9, 2015.

Vote by Internet

- Go to **www.investorvote.com/GWB**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Daniel Rykhus	☐	☐	02 - Swati Dave	☐	☐	03 - Rolfe Lakin	☐	☐

+

	For	Against	Abstain
2. The ratification of the appointment Ernst & Young, LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2015.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

3 1 D V +

01YC1B

2015 Annual Meeting Admission Ticket

2015 Annual Meeting of
Great Western Bancorp, Inc. Shareholders

February 9, 2015 10:00 a.m. Mountain Standard Time
Hyatt Regency Scottsdale Resort
7500 E. Doubletree Ranch Road
Scottsdale, Arizona

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Great Western Bancorp, Inc.

Notice of 2015 Annual Meeting of Shareholders

Hyatt Regency Scottsdale Resort, 7500 E. Doubletree Ranch Rd., Scottsdale, AZ
Proxy Solicited by Board of Directors for Annual Meeting — February 9, 2015

Ken Karels and Don Straka, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Great Western Bancorp, Inc. to be held on February 9, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1 and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)